Exhibit 99.5

FEDERAL DEPOSIT INSURANCE CORPORATION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Amalgamated Bank

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2020

To the Stockholders of Amalgamated Bank:

You are cordially invited to attend the annual meeting of stockholders of Amalgamated Bank to be held at 9:00 a.m., Eastern Time, on April 29, 2020 at our principal executive office located at 275 Seventh Avenue, 12th floor conference room, New York, New York 10001, for the following purposes:

1.	To elect 12 directors to our board of directors each to serve until the annual meeting of stockholders to be held in 2021 or until that person’s successor is duly elected and qualified;

2.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020;

3.

To approve the adoption of an amended and restated Organization Certificate of the Bank to add (a) a provision describing our business purpose, and (b) a provision that requires our directors, when discharging his or her duties, to consider the effects of any action or inaction on other stakeholders in addition to Amalgamated Bank;

4.	To approve the Amalgamated Bank Employee Stock Purchase Plan;

5.	To conduct a non-binding, advisory vote on the compensation of our Named Executive Officers; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

All holders of our Class A common stock, par value $0.01 per share, of record as of March 11, 2020 are entitled to notice of and to vote at the annual meeting. Each share of our Class A common stock entitles the holder to one vote on all matters voted on at the meeting. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting. This year, we are taking advantage of the rules of the Securities and Exchange Commission (“SEC”) that allow us to furnish our proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials over the Internet, rather than mailing a full paper set of the materials. We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about March 20, 2020. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper or e-mail copy of the proxy materials. This process will reduce our costs to print and distribute our proxy materials, while also reducing our environmental impact.

Attendance Considerations. Although our informal policy is generally to have our board members be present in person at our annual meeting of stockholders, that is not a legal requirement. Given today’s public health concerns, we are advising our directors not to attend the annual meeting in person this year. We advise our stockholders to take into account the current health environment, the risks to your personal health and the health of others, and the advice of health authorities to use social distancing. We will be providing an alternative to physical attendance at the annual meeting and will provide updates on our Investor Relations website at http://ir.amalgamatedbank.com/ under on “News & Events.” We encourage you to check this website prior to the date of the annual meeting.

You have a number of ways to vote (mail-in proxy, on-line or telephone) in addition to voting by ballot if you are present in person at the meeting, and we encourage you to use them. Voting by the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet, you help us reduce postage and proxy tabulation costs. Your vote is important, and we appreciate the time and consideration that we are sure you will give it.

By Order of the Board of Directors,

/s/ Lynne P. Fox
March 19, 2020	Lynne P. Fox, Chair of the Board of Directors

i

PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

OF AMALGAMATED BANK

To be held on April 29, 2020

GENERAL INFORMATION AND VOTING PROCEDURES

The board of directors of Amalgamated Bank, “we,” “us,” “our,” or the “Bank,” is furnishing this proxy statement to solicit proxies for use at our annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, at 275 Seventh Avenue, 12th floor conference room, New York, New York 10001 on April 29, 2020. The purposes of the annual meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement. If the meeting is postponed or adjourned, we may also use the proxy at any later meetings for the purposes stated in the Notice of Annual Meeting and this proxy statement.

What items will be voted on at the annual meeting?

Five matters are scheduled for a vote:

1.	To elect 12 directors to our board of directors each to serve until the annual meeting of stockholders to be held in 2021 or until that person’s successor is duly elected and qualified;

2.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020;

3.

To approve the adoption of an amended and restated Organization Certificate of the Bank to add (a) a provision describing our business purpose, and (b) a provision that requires our directors, when discharging his or her duties, to consider the effects of any action or inaction on other stakeholders in addition to Amalgamated Bank;

4.	To approve the Amalgamated Bank Employee Stock Purchase Plan;

5.	To conduct a non-binding, advisory vote on the compensation of our Named Executive Officers.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters, including any proposal to adjourn or postpone the annual meeting.

How do your directors recommend that stockholders vote?

The directors recommend that you vote:

1.	FOR the election of 12 directors to our board of directors each to serve until the annual meeting of stockholders to be held in 2021 or until that person’s successor is duly elected and qualified;

2.	FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2020;

3.

FOR approval of the adoption of an amended and restated Organization Certificate of the Bank to add (a) a provision describing our business purpose, and (b) a provision that requires our directors, when discharging his or her duties, to consider the effects of any action or inaction on other stakeholders in addition to Amalgamated Bank;

4.	FOR approval of the Amalgamated Bank Employee Stock Purchase Plan; and

5.	FOR the approval of the resolution related to compensation of the Bank’s Named Executive Officers.

Who is eligible to vote?

Stockholders of record of our Class A common stock at the close of business on March 11, 2020 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about March 20, 2020. The proxy statement and the form of proxy relating to the annual meeting are first being made available to stockholders on or about March 20, 2020.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

This year, pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote.

The Notice is not a ballot or proxy card and cannot be used to vote your shares of Class A common stock. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice.

If you own shares of Class A common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your shares of Class A common stock, please follow each of the separate proxy voting instructions that you received for your shares of Class A common stock held in each of your different accounts.

What are the rules for voting and how do I vote?

As of the record date, we had 31,360,416 shares of Class A common stock outstanding and entitled to vote at the annual meeting. Each share of our Class A common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of Class A common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting any of the following options:

•	By Internet: Go to www.proxyvote.com and follow the on-screen instructions.

•	By Mail: If you request printed copies of the proxy materials to be sent to you by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Vote in Person: If you choose to attend the meeting, you may vote in person at the meeting. We will distribute written ballots to any stockholder of record who wishes to vote at the meeting.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by Broadridge Financial Solutions, Inc.

As of the date of this proxy statement, we are not aware of any other matters to be presented or considered at the meeting, but your shares will be voted at the discretion of the proxies appointed by the board of directors on any of the following matters:

•	any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our stockholders; and

•	matters incident to the conduct of the meeting.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal Two—the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2020 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

What constitutes a quorum?

Holders of a majority of our outstanding shares of Class A common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

How are votes counted?

•	Stockholder voting generally. Each share of our Class A common stock entitles the holder to one vote on all matters voted on at the annual meeting.

•

Proposal One: Election of Directors. Our directors will be elected by a majority of the votes cast by the holders of shares of our Class A common stock present in person or represented by proxy and entitled to vote at the annual meeting. There is no cumulative voting with respect to the election of directors.

•

Proposal Two: Ratification of the Appointment of Crowe LLP. Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the votes cast by the holders of shares of our Class A common stock present in person or represented by proxy and entitled to vote at the annual meeting.

•

Proposal Three: Approval of the Amended and Restated Organization Certificate. Approval of our Amended and Restated Organization Certificate requires the affirmative vote of the holders of two-thirds of the outstanding shares of our Class A common stock entitled to vote at the annual meeting.

•

Proposal Four: Approval of the Amalgamated Bank Employee Stock Purchase Plan. Approval of the Amalgamated Bank Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the annual meeting.

•

Proposal Five: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers. Approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the votes cast by the holders of shares of our Class A common stock present in person or represented by proxy and entitled to vote at the annual meeting.

How are votes, abstentions and broker non-votes treated?

With respect to each proposal, you may vote “FOR” or “AGAINST” the proposals, or you may “ABSTAIN” from voting on the proposals. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals One, Two, and Five. However, a broker or other nominee may generally vote only on routine matters and therefore no broker non-votes are expected in connection with Proposal Two.

Because approval of Proposal Three requires the affirmative vote of two-thirds of our shares of Class A common stock outstanding and Proposal Four requires the affirmative vote of a majority of our shares of Class A common stock outstanding, broker non-votes and abstentions will have the same effect as a vote AGAINST each of Proposals Three and Four.

How can I revoke my proxy?

If you are a stockholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date;

•	submitting a proxy via the Internet with a later date; or

•	voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Under applicable law, a person, who is not an officer, director or employee of the Bank, must tabulate the votes and act as judge and inspector of election. At the meeting, the voting results will be tabulated and certified by Broadridge Financial Solutions, Inc. A representative of Broadridge Financial Solutions, Inc. will sign an oath to faithfully execute with impartiality and in good faith the duties of inspector, which will include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the presence of a quorum and the validity and effect of the proxies.

What happens if the meeting is postponed or adjourned?

Under New York Banking Law Section 6009, your proxy will remain valid for eleven months from the date thereof and may be voted at the postponed or adjourned annual meeting within that time period. You will still be able to change or revoke your proxy until it is voted.

How can a stockholder propose business to be brought before next year’s annual meeting?

Any stockholder desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) in our 2021 proxy statement for action at our 2021 annual meeting must deliver the proposal to our executive offices no later than November 20, 2020, unless the date of our 2021 annual meeting is more than 30 days before or after April 29, 2021, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in our 2021 proxy statement.

Under our Amended and Restated Bylaws, which we refer to herein as our bylaws, stockholder proposals not intended for inclusion in our 2021 annual meeting proxy statement pursuant to Rule 14a-8 but intended to be raised at our 2021 annual meeting, including nominations for election of directors other than the board of directors’ nominees, must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the 2020 annual meeting and must comply with the procedural, informational and other requirements outlined in our bylaws. To be timely for the 2021 annual meeting, a stockholder proposal must be delivered to the President of the Bank, at 275 Seventh Avenue, New York, New York 10001, no earlier than December 30, 2020 and no later than January 29, 2021.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting stockholder proposals, stockholders should refer to our bylaws.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our bylaws provide for a board of directors consisting of not fewer than seven nor more than 21 individuals with the exact number to be fixed by the board of directors. Our board of directors has fixed the number of directors constituting the entire board at 12.

We entered into separate agreements with the following parties upon the consummation of our initial public offering on August 13, 2018:

•	Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P. (the “Yucaipa Funds”); and

•	Workers United and numerous joint boards, locals or similar organizations authorized under the constitution of Workers United (the “Workers United Related Parties”).

Under these agreements, the Yucaipa Funds and the Workers United Related Parties have the right to designate representatives to our board of directors. For further detail on these director nomination rights, see “Certain Relationships and Related Party Transactions.”

The Workers United Related Parties have designated Maryann Bruce, Patricia Diaz Dennis, Lynne P. Fox, Julie Kelly, and Edgar Romney Sr. to serve our board of directors.

The Yucaipa Funds has designated Stephen R. Sleigh to serve on our board of directors.

Biographical Information for Each Nominee for Director

If elected, all nominees will serve for a term commencing on the date of the annual meeting and continuing until the 2021 annual meeting of stockholders or until each person’s successor is duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees. Information about each of the director nominees is provided below. Each director is currently serving as a director of the Bank.

Lynne P. Fox	Director
Age 62

Lynne P. Fox has served as Chair of our board of directors since May 2016, and has been a member of our board of directors since February 2000. Ms. Fox is an attorney and is the elected President and Chair of the General Executive Board of Workers United, a position she has held since May 2016. Prior to that, she served as an Executive VP of Workers United from March 2009 to May 2016. She is also the elected Manager of the Philadelphia Joint Board of Workers United (and its predecessor labor organizations), a position she has held since December 1999. She is an Executive Board member of the Service Employees International Union. She is responsible for overseeing a $5 million budget, strategic planning, and for representing approximately 75,000 members in the U.S. and Canada. She has served as chief labor negotiator for over 100 collective bargaining agreements that, among other things, provide for health and pension benefits, and has responsibility for oversight of the investigation and processing of labor grievances. Ms. Fox serves as Chair of the Amalgamated Life Insurance Company, Chair of the Consolidated Retirement Fund, Chair of the Sidney Hillman Medical Center in Philadelphia, President of the Sidney Hillman Medical Center Apartments for the Elderly, Inc. in Philadelphia and is a board member of the Philadelphia Airport Advisory Board. She previously was the Chair of the Investment Committee of the National Retirement Fund from 2016 to 2018. She is President of the Philadelphia Jewish Labor Committee, and Chair of the John Fox Scholarship Fund in Philadelphia. She also served as a board member for the State Employee Retirement System in Pennsylvania from 2006 to 2011, which is a $28.3 billion fund. She also serves as Chair and trustee on various other insurance and employee benefit funds. Ms. Fox brings to the board an intimate understanding of the Bank’s business, organization, and mission, as well as substantial leadership ability, board and management experience, all of which qualify her to serve on the board of directors.

Donald E. Bouffard Jr.	Director
Age 75

Donald E. Bouffard has served on our board of directors since February 2012. Mr. Bouffard is a Certified Public Accountant who spent 34 years with Crowe LLP, a public accounting and consulting firm, until he retired in 2009. While at Crowe, he served as an external audit partner for 28 years in the Financial Institutions Group where he worked with more than 100 financial institution clients, both public and private, primarily serving as external auditor, but also providing services related to mergers and acquisitions, management succession planning, strategic planning and SEC reporting. Mr. Bouffard served on Crowe’s Executive Committee for ten years. He served on the board of directors and was Chair of the Audit Committee of Wilmington Savings Bank, Wilmington, Ohio, a private bank, from 2011 to 2019, and previously served on the board of directors of the Notre Dame National Monogram Club and was Chair of the Boland-Brennan-Riehle Committee, which oversees a $6 million scholarship fund for children of former Notre Dame athletes. Mr. Bouffard is a member of the American Institute of Certified Public Accountants, the Ohio Society of Certified Public Accountants, and he previously served as a member of the American Institute of Certified Public Accountants Savings and Loan Committee. Mr. Bouffard’s leadership experience, accounting knowledge and business experience qualify him to serve on our board of directors and enhance his ability to contribute as a director.

Maryann Bruce	Director
Age 59

Maryann Bruce joined our board of directors in August 2018, after a greater than 30-year career in the financial services industry. In acknowledgment of her leadership and expertise, Ms. Bruce was honored by Directors & Boards as one of 20 accomplished female board members in Directors to Watch and by US Banker appearing on “The 25 Most Powerful Women in Banking” list. Formerly, she was an independent director of MBIA (NYSE: MBI) serving on the Audit & Compliance and Compensation & Governance Committees, an independent director and Chair of the Compensation Committee of Atlanta Life Financial Group, a private company, and a Trustee of both PNC Funds and Allianz Global Investors Funds. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private consulting firm. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management and diversified financial services business and subsidiary of Wachovia (now Wells Fargo and Company). Ms. Bruce is also a founder of the National Association of Corporate Directors’ Carolinas Chapter, where she serves as an Executive Committee member, Treasurer, and Chair of the Finance and Nominating Committees, as well as the Treasurer and Investment Committee Chair of the C200 Foundation Board. Ms. Bruce earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University, demonstrating her commitment to advanced cybersecurity literacy. Ms. Bruce’s extensive executive leadership and corporate governance experience in the financial services industry, as well as her functional expertise in strategy, sales, marketing, distribution, investment and risk management, as well as regulatory oversight, qualifies her to serve on our board of directors.

Patricia Diaz Dennis	Director
Age 73

Patricia Diaz Dennis joined our board of directors in August 2018. Ms. Diaz Dennis has decades of corporate experience, having served on the boards of CarrAmerica, Massachusetts Mutual Life Insurance Company, Citadel Communications Corporation, and Telemundo Group, among others. In 1995, she joined SBC Communications, Inc., the company that later became AT&T, as a Senior Vice President, serving in a variety of positions including General Counsel and Secretary of SBC West from May 2002 until August 2004, and Senior Vice President and Assistant General Counsel of AT&T from August 2004 until she retired in November 2008. Before joining SBC West, Ms. Diaz Dennis was appointed by two Presidents and confirmed by the U.S. Senate to three federal government positions. President Ronald Reagan named her to the National Labor Relations Board in 1983, and appointed her a commissioner of the Federal Communications Commission three years later. After becoming partner and communications group practice chair of Jones, Day, Reavis & Pogue, Ms. Diaz Dennis returned to public service in 1992, when President George H. W. Bush appointed her Assistant Secretary of State for Human Rights and Humanitarian Affairs. From 1993 until 1995, Ms. Diaz Dennis served as special counsel for communications matters to the law firm of Sullivan & Cromwell. The former Chair of the National Board of Directors of the Girl Scouts of the USA, Ms. Diaz Dennis has also served on the World Bank Sanctions Board and the NPR Board of Directors. She is currently a director of Entravision Communications Corporation (NYSE: EVC) and U.S. Steel (NYSE: X), sits on the WGU Texas advisory board, Chairs The Global Fund Sanctions Panel, and is the Chair of the World Affairs Council of San Antonio. She is a member of the California, Texas, and District of Columbia bars, and is admitted to practice before the U.S. Supreme Court. Ms. Diaz Dennis’ legal expertise, federal government public service, and substantial board service enhance her skills in corporate governance, compensation matters, risk management, compliance, internal controls, employment, legislative, regulatory, public policy and operational issues. Additionally, her National Labor Relations Board experience brings union relations insight and expertise to the board. These strengths, along with her record of demonstrated executive leadership and integrity provide valued insight and perspective to board deliberations and oversight of the Bank.

Robert C. Dinerstein	Director
Age 77

Robert C. Dinerstein has served on our board of directors since August 2011. Mr. Dinerstein is Chair of Veracity Worldwide, a strategic risk assessment firm that advises companies doing business in emerging markets, a position he has held since October 2009. Before that, he was Chair of Crossbow Ventures, Inc., a venture capital firm, from 2005 until 2010. He also was a shareholder and served as global co-chair of the financial institutions practice at Greenberg Traurig, LLP, a full-service international law firm, from October 2006 until August 2008. Before that, he was a senior executive with UBS AG’s Investment Bank, having served as Vice Chair-Americas, Global General Counsel and as a member of its Board and Management Committee, with responsibility for all legal, compliance and regulatory matters. While at UBS, Mr. Dinerstein also served on the boards of two of the bank’s international mutual funds and as a trustee of its U.S. pension plan. He also represented UBS on the Executive Committee of the Institute of International Bankers. Before joining UBS, Mr. Dinerstein was Executive Vice President and General Counsel of Shearson Lehman Brothers and was also Vice President and General Counsel of Citicorp’s Investment Bank. He previously served on the Board of Medarex, Inc., a Nasdaq listed biopharmaceutical company, and was chairman of its Nominating and Governance Committee and a member of its Audit and Compensation Committees. He is a member of the Council on Foreign Relations, the advisory committee of the Export Import Bank of the United States, the National Association of Corporate Directors, and the boards of Sheltering Arms, a diversified social service organization, and the Connecticut Chapter of the Alzheimer’s Association. He is also a former member of the Dean’s Leadership Council of the Harvard Graduate School of Education and Chairman of Everybody Wins, a literacy and mentoring organization, a board member of the Red Cross of Greater New York and of Phipps Houses, a leading developer of affordable housing and a member of the Advisory Board of School of International and Public Affairs of Florida International University. Mr. Dinerstein brings to the board an overall institutional knowledge of the Bank’s business, banking industry expertise, legal training and leadership experience, all of which qualify him to serve on our board of directors.

Mark A. Finser	Director
Age 60

Mark A. Finser was a founding member of New Resource Bank and served as its Chair until our acquisition of New Resource Bank in 2018. Mr. Finser started his career in social finance in 1984 as a founder of RSF Social Finance (“RSF”), an organization focused on developing innovative social finance tools to serve the unmet needs of clients and partners. He served as President and Chief Executive Officer of RSF until 2007, during which time he led the growth of the organization’s assets to $120 million. In 2007, he transitioned to Chairman of the Board of Trustees of RSF and served in that role until 2018. As an active member of the social finance community, Mr. Finser has served on several boards, including B Lab, Yggdrasil Land Foundation, and Gaia Herbs. Mr. Finser also works with high net worth individuals and families to develop a strategy to align financial resources with personal values. As part of this work, Mr. Finser serves as an independent trustee for families and multigenerational beneficiaries. Mr. Finser’s extensive business experience, including his experience as a bank director, and knowledge of our mission and markets that we serve qualify him to serve on our board of directors and enhance his ability to contribute as a director.

Julie Kelly	Director
Age 53

Julie Kelly has served on our board of directors since April 2010. Ms. Kelly is the General Manager of the New York New Jersey Regional Joint Board of Workers United and an International Vice President and member of the General Executive Board of Workers United, positions she has held since 2010. She has worked in the labor movement since 1989 and has been with Workers United and its predecessor organizations in a number of capacities since 2000. Ms. Kelly is President of Local 169 Realty Corporation, President of the New York New Jersey Regional Joint Board Holding Company, Inc., a director of Amalgamated Life Insurance Company, and a trustee of the Amalgamated National Health Fund, Amalgamated Retail Fund, Consolidated Retirement Fund, the National Retirement Fund and the Union Health Center. She also served as former President of the Clothing Workers Center, a historic organization that has provided a home for tens of thousands of ACTWU workers for over a century. During her tenure as a director for almost nine years, Ms. Kelly has developed knowledge of the Bank’s business, history, organization, mission, and executive management, which qualify her to serve on our board of directors and enhance her ability to contribute as a director.

Keith Mestrich	President and Chief Executive Officer
Age 53	Director

Keith Mestrich has served as our President and Chief Executive Officer and on our board of directors since 2014. Mr. Mestrich has over three decades of experience in banking and financial management, many of those positions assisting our core constituencies in labor, nonprofits, political organizations and issue-advocacy campaigns. Mr. Mestrich joined Amalgamated in 2012 and directed our Washington, D.C. operation where he built our presence in the nation’s capital. Since his appointment as President and Chief Executive Officer in 2014, we returned to profitability, improved our credit quality, installed a new management team and significantly grew our core deposit base. Mr. Mestrich has spearheaded initiatives to underscore our mission, including support of a living wage (and raising our minimum wage to $20 per hour), acceptance of IDNYC as a primary form of ID, and certification of the Bank as a B Corporation. In 2018, Mr. Mestrich guided our acquisition of San Francisco-based New Resource Bank, creating the nation’s leading socially responsible banks. Before joining us, he served as the Chief Financial Officer and Deputy Chief of Staff for the Service Employee International Union from 2008 through 2012 and has extensive experience in the financial sector. Mr. Mestrich’s experience in commercial and retail banking operations and management, credit administration, and product management provides the board of directors with significant expertise important to the oversight of the Bank and expansion into its target markets, all of which qualify him to serve on our board of directors.

John McDonagh	Director
Age 69

John McDonagh has served on our board of directors since January 2013. Mr. McDonagh retired from JPMorgan Chase Bank N.A. (together with its predecessor organizations, “JPM”) in February 2011 as a Managing Director of JPM’s Global Special Credit Group, having served in various credit capacities at JPM over a career spanning approximately 38 years, including as a division executive for Chase Real Estate Department and as a director for Chase Bank of Florida. In his final position at JPM, which he occupied from 1998 until his retirement, Mr. McDonagh was responsible for, among other things, the restructuring of large corporate credits, usually over $1.0 billion and involving borrowers in various industries. From 2009 until his retirement, Mr. McDonagh also served on JPM’s bank-wide management Real Estate Committee. From 2003 through his retirement, he also served on the Management Committee responsible for reviewing the warehouse position of JPM’s Commercial Mortgage Securitization Group. Before that, he served on JPM’s Fund Performance Review Committee investigating performance of investments sold to pension funds from 1996 until 1998. Mr. McDonagh’s extensive business and banking experience and knowledge of credit markets qualify him to serve on our board of directors and enhance his ability to contribute as a director.

Robert G. Romasco	Director
Age 72

Robert G. Romasco has served on our board since September 2014. Mr. Romasco served as President, and chief volunteer spokesperson, of AARP from 2012 until 2014, and served on AARP’s board of directors from 2006 until 2014, where he served as AARP’s Secretary-Treasurer; Chair of the board’s Audit & Finance Committee; and Chair of the National Policy Council. Before that, Mr. Romasco served as Senior Vice President of customer, distribution, and new business development for QVC, Inc. from November 2005 until June 2006. Before joining QVC, he served as Executive Vice President and Chief Marketing Officer of CIGNA Corp. where he was responsible for driving marketing and distribution leverage across four independent business units. Before CIGNA Corp. and QVC, Mr. Romasco served as Chief Executive Officer of J.C. Penney Direct Marketing Services, a $1 billon insurance company serving the leading credit card firms; Senior Vice President of American Century Investments; Director of Strategic Customer Development for Corporate Decisions Inc.; and as Chief Financial Officer of Epsilon, a pioneer in the database marketing industry. Mr. Romasco has served on the advisory board of the Eugene Bay Foundation, which makes grants to community-building organizations in Philadelphia. He served as an advisory board member of Eastwood, Inc., a privately held leader in direct marketed auto restoration components, from April 2005 until April 2019. Mr. Romasco’s business experience provides him with an appreciation of markets that we serve, and his leadership experiences provide him with insights regarding product management and retail marketing, each of which qualify him to serve on our board of directors.

Edgar Romney Sr.	Director
Age 77

Edgar Romney Sr. has served on our board of directors since July 1995. Mr. Romney Sr. briefly became President of Workers United upon its formation in March 2009 and has been its Secretary-Treasurer since July 2009. He is also a member of the General Executive Board of Workers United and Vice President of Service Employees International Union, positions he has held since September 2009. Mr. Romney Sr. joined the former International Ladies’ Garment Workers’ Union (ILGWU) in 1962 as a shipping clerk. He later became an Organizer and Business Agent with Local 99 ILGWU and, in 1976, was asked to serve as Director of Organization for the largest ILGWU affiliate – Local 23-25. Two years later, he was elected Assistant Manager of Local 23-25, and in 1983, became the local’s Manager-Secretary and an ILGWU Vice President. Mr. Romney Sr. served as Manager-Secretary of Local 23-25 until 2004, when he became Manager of the New York Metropolitan Area Joint Board, formed by the consolidation of the five local unions that represent apparel workers in the New York area. In 1989, Mr. Romney Sr. was elected ILGWU Executive Vice President, becoming the first African-American to hold that position, and in 1995, he became Executive Vice President of UNITE – the union that grew out of the merger of the ILGWU and ACTWU. He was elected to the position of Secretary-Treasurer of UNITE in 2003. With the merger of UNITE and HERE in 2004, Mr. Romney Sr. became Executive Vice President of UNITE HERE, a position he held until the separation of UNITE and HERE in 2009. Mr. Romney Sr. also served as Secretary-Treasurer of the Change to Win Coalition from September 2003 until 2009. He continues to serve on numerous boards of directors and is Co-Chair of the Garment Industry Day Care Center of Chinatown; National Secretary of the A. Philip Randolph Institute; Vice President of IndustriALL and the New York State AFL-CIO; Secretary Treasurer of the Garment Industry Development Corporation; and an executive board member of the New York City Central Labor Council and the Workmen’s Circle. Mr. Romney Sr. is also a director of Amalgamated Life Insurance Company, a board member of the Sidney Hillman Foundation, and a trustee of each of the Consolidated Retirement Fund and the National Retirement Fund. Mr. Romney Sr. is the father of Mr. Romney Jr., who is an Executive Vice President and our Northeast Regional Director. Mr. Romney Sr. brings to the board an intimate understanding of the Bank’s business, mission and organization, as well as substantial leadership ability, all of which qualify him to serve on our board of directors.

Stephen R. Sleigh	Director
Age 64

Stephen R. Sleigh has served on our board of directors since March 2015. In March 2015, he started a consulting business, Sleigh Strategy LLC, to provide strategic advice aligning business and workforce interests. Mr. Sleigh previously was the Director of the International Association of Machinists National Pension Fund from April 2011 to March 2015, and was the Director of Strategic Resources for the International Association of Machinists, a position he held from September 1994 until September 2006. He also served as a Partner at The Yucaipa Companies, LLC from September 2006 until March 2011. Before that, he worked as Research Director of the International Brotherhood of Teamsters and Deputy Director of the Center for Labor-Management Policy Studies. Mr. Sleigh is a current member and past President of the Labor and Employment Relations Association. He has served as a director of the Baltimore Branch of the Federal Reserve Bank of Richmond, appointed by the Federal Reserve Board of

Governors. Mr. Sleigh is the author of two books, On Deadline (1998) and Economic Restructuring and Emerging Patterns of Industrial Relations (1993). Mr. Sleigh serves as the director representative for the investment funds affiliated with The Yucaipa Companies, LLC, pursuant to such funds’ contractual director nomination right. Mr. Sleigh brings to the board an overall institutional knowledge of the Bank’s business, banking industry expertise, and leadership experience, all of which qualify him to serve on our board of directors.

The board of directors recommends a vote FOR each of the above nominees.

Biographical Information for Our Executive Officers Who are Not Directors

Biographical information for each of our executive officers is provided below (other than Mr. Mestrich). Because Mr. Mestrich also serves on our board of directors, we have provided his biographical information above with our other directors.

Andrew LaBenne	Senior Executive Vice President and
Age 46	Chief Financial Officer

Andrew LaBenne has served as our Chief Financial Officer since April 2015, as a Senior Executive Vice President since April 2017, and as an Executive Vice President from April 2015 until April 2017. Before joining us, he served as Chief Financial Officer of Business Banking for JPMorgan Chase & Co. from August 2013 until April 2015. From 1996 until July 2013, Mr. LaBenne spent 17 years at Capital One Financial in various positions in operations, marketing and finance, including as Chief Financial Officer of Retail Banking and Chief Financial Officer of Commercial Banking. While at Capital One Financial, he played a key role in growing the institution’s banking franchise through acquisitions and organic growth. He holds a bachelor’s degree in engineering from the University of Michigan and an M.B.A. from the University of Virginia.

Martin Murrell	Senior Executive Vice President and
Age 57	Chief Operating Officer

Martin Murrell has served as our Chief Operating Officer and as our Senior Executive Vice President, Consumer Banking since April 2017. He joined Amalgamated in our Washington D.C. office in April 2016 as our Executive Vice President and Head of Consumer Banking. Mr. Murrell has over 15 years of experience in the design, implementation and management of consumer digital financial services. From November 2007 until April 2016, Mr. Murrell held various positions at American Express, including Head of Direct Deposits—where he was responsible for launching and leading the personal savings direct deposit business, VP Strategic Planning Group, and Vice President of Enterprise Strategic Initiatives. Before his time at American Express, he was a Vice President with Capital One Financial, where he launched its first online direct savings product, led an internal team focused on enhancing customer experience, and developed a number of secure consumer online payment systems. Mr. Murrell holds a Ph.D. in Nuclear Physics from The Queen’s College, University of Oxford, and a bachelor’s degree in Physics from the University of Durham.

Sam Brown	Executive Vice President,
Age 38	Director of Commercial Banking

Sam Brown joined us as Executive Vice President, Business Development in December 2014. In December 2015, Mr. Brown became our Executive Vice President, Director of Commercial Banking. Prior to joining us, Mr. Brown serves as Director of the White House Business Council in the White House’s Office of Public Engagement, a position he held from 2013 to 2014. As President Barack H. Obama’s liaison to the private sector, Mr. Brown worked on economic policies to help America’s working families and businesses succeed. Before leading the Business Council, Mr. Brown held various positions between 2007 and 2012 serving President Obama. Mr. Brown also served as the founding Chief Operating Officer of Organizing for Action and Finance Chief of Staff for the Obama-Biden 2012 campaign. Mr. Brown holds a bachelor’s degree from University of Southern California.

Jason Darby	Executive Vice President and
Age 48	Chief Accounting Officer

Jason Darby has served as our Chief Accounting Officer and Controller and as Executive Vice President since February 2018, and previously served as our Controller and Senior Vice President from July 2015 until February 2018. Before that, he served as Managing Director of Commercial Business Banking for Capital One Financial from July 2012 until June 2015. From 1993 until June 2012, Mr. Darby was an Executive Vice President in charge of sales and marketing at Esquire Bank and, before that, he spent nine years at North Fork Bank/Capital One Financial in various positions in operations and finance. Additionally, Mr. Darby spent five years at KPMG and two years at American Express. Mr. Darby is a licensed CPA in New York and holds a bachelor’s degree in accounting from St. Bonaventure University as well as an M.B.A. from the University of Pittsburgh.

Mark Pappas	Executive Vice President and
Age 60	Chief Risk Officer

Mark Pappas joined us in August 2015 as our Chief Audit Executive. In April 2018, we appointed him as our Chief Risk Officer. Before joining us, Mr. Pappas held various roles at Morgan Stanley in Internal Audit and Finance Risk executive leadership over an 11-year period from August of 2004 to July of 2015. During his tenure at Morgan Stanley, Mr. Pappas developed and implemented the global, firm-wide Sarbanes-Oxley compliance program. Before that, Mr. Pappas held senior audit leadership positions at international and national banks, including Credit Suisse, Standard Chartered, Bankers Trust and Credit Agricole. He is a past President of the Securities Industry & Financial Markets Association (SIFMA) Internal Auditors Division. Mr. Pappas is also a Certified Public Accountant and earned a Master of Business Administration degree in Finance from Fordham University and a Bachelor of Arts degree in Accounting and Information Systems from Queens College.

James Paul	Executive Vice President and
Age 76	Chief Administrative Officer

James Paul joined us in September 2011 as Senior Advisor to the Chief Executive Officer. We appointed him Chief of Staff in July 2014 and Executive Vice President, Chief Administrative Officer in April 2018. Before joining us in 2011, he served as Chief Operating Officer for Ullico Inc., a labor owned insurance and financial services company and before that, Mr. Paul served as President of the Graphics Division of Chyron Corporation, a publicly traded international manufacturer of video broadcast equipment. He came to both Ullico and Chyron as the senior human resource executive and was later promoted to general management. Before that, he served as Senior Vice President, Human Resources for TETE-TV, a joint venture of Bell Atlantic NYNEX, Pacific Telesis and Creative Artists Agency that was created to drive the partners’ entry into the interactive entertainment and information markets. Mr. Paul holds a Bachelor’s Degree in Psychology from Princeton University and a Master’s Degree in Industrial and Labor Relations from Cornell University.

Arthur Prusan	Executive Vice President and
Age 53	Chief Credit Risk Officer

Arthur Prusan has served as our Chief Credit Risk Officer since April 2018. Before that, he served as our Senior Vice President, Head of Credit Operations, and as a Commercial & Industrial Senior Credit Officer from 2012 until April 2018. Before joining us, Mr. Prusan served as Chief Administrative Officer for Global Business Services Americas at Deutsche Bank. Mr. Prusan began his career at GE Capital in 1989, working in various business units where he led pricing and deal structuring for leases and loans. After his time at GE Capital, Mr. Prusan managed pricing and sales contracts at IPC, a telecom technology company that serves the financial services industry. Mr. Prusan has previously worked at Goldman Sachs and UBS in various finance, administrative, business management, and operations positions. Mr. Prusan earned his MBA from Northwestern Kellogg School of Management and his Bachelor of Arts in Applied Math and Economics from Yale University.

Deborah Silodor	Executive Vice President and
Age 60	General Counsel

Deborah Silodor has served as our Executive Vice President and General Counsel since 2015. Before that she served as our Deputy General Counsel from February 2009 until January 2015, and as our Assistant General Counsel from June 2007 until February 2009. Before joining us, she served as counsel in the law firm of Lowenstein Sandler in New Jersey from June 1999 until June 2007, where she specialized in commercial litigation. Earlier in her career, Ms. Silodor served as an enforcement attorney with the Office of Thrift Supervision. She holds a bachelor’s degree in History from Georgetown University and a J.D. degree from New York University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Class A common stock as of March 11, 2020, the record date:

•	each person known to us to be the beneficial owner of more than 5% of our Class A common stock;

•	each Named Executive Officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted in the footnotes below, the address of each beneficial owner listed in the table is c/o Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our Class A common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 31,296,704 shares of Class A common stock outstanding as of March 11, 2020.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 11, 2020. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Class A Common Stock Beneficially Owned
Name of Beneficial Owner	Number(1)	Percentage
Named Executive Officers and Directors
Keith Mestrich(2)	398,013	1.26%
Andrew LaBenne(3)	396,359	1.25%
Martin Murrell(4)	94,773	*
Lynne P. Fox(5)	22,795	*
Donald E. Bouffard Jr.(6)	29,395	*
Maryann Bruce	3,025	*
Patricia Diaz Dennis	1,200	*
Robert C. Dinerstein(7)	29,195	*
Mark A. Finser	30,840	*
Julie Kelly(8)	17,253	*
John McDonagh(9)	31,195	*
Robert G. Romasco(10)	29,695	*
Edgar Romney Sr.(11)	19,953	*
Stephen R. Sleigh(12)	17,953	*

All directors and executive officers as a group (20 persons)	1,641,346	4.99%

Greater than 5% Stockholders
Workers United Related Parties(13)	12,693,603	40.56%
Investment funds affiliated with The Yucaipa Companies, LLC(14)	3,794,980	12.13%

*	Represents less than 1% of total outstanding shares, including exercisable options.
(1)	For purposes of the tabular disclosure above, all fractional shares have been rounded down to the nearest whole share, based on total shares owned by each record holder.

(2)	Includes currently exercisable options to purchase 396,913 shares of Class A common stock.
(3)

Includes currently exercisable options to purchase 385,513 shares of Class A common stock. Mr. LaBenne has pledged 2,000 shares of Class A common stock as collateral in a brokerage margin account that he shares with his spouse. With respect to the pledged shares, it should be noted that (i) Mr. LaBenne’s pledged shares are not designed to shift or hedge any economic risk associated with his ownership of our Class A common stock, (ii) the total number of shares of Mr. LaBenne’s common stock pledged under this margin account arrangement constitutes less than 1.0% of the total outstanding shares of our Class A common stock, and (iii) Mr. LaBenne has advised us that he has the financial capacity to meet a margin call or repay any advance under his margin agreement without resort to the pledged shares.

(4)	Includes currently exercisable options to purchase 94,473 shares of Class A common stock.
(5)	Includes currently exercisable options to purchase 21,495 shares of Class A common stock.
(6)	Includes currently exercisable options to purchase 28,195 shares of Class A common stock.
(7)	Includes currently exercisable options to purchase 28,195 shares of Class A common stock.
(8)	Includes currently exercisable options to purchase 16,953 shares of Class A common stock. Director Kelly disclaims beneficial ownership for 300 shares of Class A common stock owned by her spouse.
(9)	Includes currently exercisable options to purchase 28,195 shares of Class A common stock.
(10)	Includes currently exercisable options to purchase 28,195 shares of Class A common stock.
(11)	Includes currently exercisable options to purchase 16,953 shares of Class A common stock.
(12)	Includes currently exercisable options to purchase 16,953 shares of Class A common stock.
(13)

Workers United is a registered bank holding company. The Workers United Related Parties, which includes Workers United and certain joint boards, locals or similar organizations authorized under the constitution of Workers United, entered into an Ownership Agreement among themselves, pursuant to which they agreed not to transfer any of their Class A common stock unless the transfer complies with the 2018 Investor Rights Agreement. Pursuant to the Ownership Agreement, the Workers United Related Parties also agreed that, before offering any of their Class A common stock to an unaffiliated third party, they will first offer the other Workers United Related Parties the opportunity to purchase such shares. See “Certain Relationships and Related Party Transactions.” Based solely on the Schedule 13G filed on February 14, 2019 by the Workers United Related Parties, each party thereto reported sole voting power and sole dispositive power of the following shares of our Class A common stock: Workers United—7,990,349.86 shares; Chicago & Midwest Regional Joint Board, Workers United—479,567 shares; Laundry, Distribution & Food Service Joint Board, Workers United—281,583.12 shares; Local 50, Workers United—114,600 shares; Mid- Atlantic Regional Joint Board, Workers United—264,939.14 shares; New York Metropolitan Area Joint Board, Workers United—85,908.92 shares; New York-New Jersey Regional Joint Board, Workers United —1,630,806.40 shares; Pennsylvania Joint Board Workers United, SEIU—374,517.82 shares; Philadelphia Joint Board, Workers United—523,022 shares; Rochester Regional Joint Board Fund for the Future— 132,580 shares; Rochester Regional Joint Board, Workers United—519,132.96 shares; Southern Regional Joint Board, Workers United—149,794.78 shares; Western States Regional Joint Board, Workers United— 119,380 shares; and Workers United Canada Council—27,421.98 shares. The address for the United Workers Related Parties is 22 South 22nd Street, Philadelphia, Pennsylvania 19103.

(14)

Includes Yucaipa Corporate Initiatives Fund II, L.P., and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P., which are both private equity funds affiliated with The Yucaipa Companies, LLC. Ronald W. Burkle indirectly controls both Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P. and their general partner. As a result, Mr. Burkle may be deemed to have voting and dispositive power with respect to the shares of Class A common stock owned by Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P. and therefore may be deemed to be the beneficial owner of such shares; however, Mr. Burkle disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P. is 9130 W. Sunset Blvd., Los Angeles, California 90069.

CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY

Introduction

Our directors meet regularly to review our operations and discuss our business plans and strategies. Our full board of directors met 12 times in 2019. During 2019, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served. At our 2019 annual meeting, ten of our 12 directors were in attendance. We expect each director to attend our annual meeting of stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting.

Director Independence

Under the rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The size of our board is 12 members consisting of Mr. Mestrich (our President and Chief Executive Officer), Mr. Finser (the former chair of New Resource Bank’s board of directors), five directors (Ms. Fox, Ms. Kelly, and Mr. Romney Sr. and two independent directors, Ms. Bruce and Ms. Diaz Dennis) designated by Workers United, one director designated by the Yucaipa Funds (Mr. Sleigh), and our other four existing independent directors (Mr. Bouffard, Mr. Dinerstein, Mr. McDonagh, and Mr. Romasco).

Our board of directors has evaluated the independence of each director nominee based on the independence criteria under Nasdaq rules and has determined that each of Mr. Bouffard, Ms. Bruce, Ms. Diaz Dennis, Mr. Dinerstein, Mr. Finser, Mr. McDonagh, Mr. Romasco, and Mr. Sleigh is an independent director.

As part of this evaluation, our board of directors considered the current and prior relationships that each independent director has with our Bank and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent director, and the matters discussed under “Certain Relationships and Related Party Transactions.”

Our board of directors determined that the following directors are not independent: Mr. Mestrich (our President and Chief Executive Officer), Ms. Fox, Ms. Kelly, and Mr. Romney Sr.

Family Relationships

Edgar Romney Sr. one of our directors, is the father of Edgar Romney Jr., a Senior Vice President and Northeast Regional Director of the Bank.

Meetings and Committees of the Board of Directors

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include, among others, the Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee, Executive and Corporate Social Responsibility Committee, Credit Policy Committee, Enterprise Risk Oversight Committee, and Trust Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The composition and responsibilities of each committee are described below. Members will serve on these committees so long as they are a member of the board of directors until their resignation or until otherwise determined by our board of directors.

Director	Executive and Corporate Social Responsibility	Audit	Compensation and Human Resources	Governance and Nominating	Enterprise Risk Oversight	Trust	Credit Policy
Keith Mestrich	•
Lynne P. Fox	• Chair
Donald E. Bouffard Jr.	•	• Chair		•
Maryann Bruce		•			•
Patricia Diaz Dennis	•		• Chair	•
Robert C. Dinerstein	•	•			• Chair
Mark A. Finser				•		•
Julie Kelly					•	•
John McDonagh	•		•				• Chair
Robert G. Romasco	•		•	• Chair
Edgar Romney Sr.	•					• Chair	•
Stephen R. Sleigh						•	•

Audit Committee

Our Audit Committee consists of Mr. Bouffard, Ms. Bruce, and Mr. Dinerstein, with Mr. Bouffard serving as Chair. The Audit Committee met 14 times during the 2019 fiscal year. Our Audit Committee performs the duties required of audit committees under 12 C.F.R. § 363.5 for insured depository institutions and under the Sarbanes-Oxley Act of 2002 (“SOX”). Our Audit Committee has responsibility for, among other things:

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the internal controls over financial reporting and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the Audit Committee report required by the Exchange Act rules to be included in our annual proxy statement; and

•	oversight of our SOX compliance.

The rules of Nasdaq require our Audit Committee to be composed entirely of independent directors, subject to certain limited exceptions. Applicable FDIC regulations also require that our Audit Committee be composed of “outside directors who are independent of management.” Our board of directors has affirmatively determined that each of the members of our Audit Committee meet the definition of “independent directors” and “outside directors” under Nasdaq listing standards and FDIC regulations, respectively. In addition, as a bank with more than $3 billion in assets, under applicable FDIC regulations, our Audit Committee includes members with banking or related financial management expertise, has access to its own outside counsel, and does not include any large customers of the Bank. Our board of directors also has determined that Mr. Bouffard qualifies as an “audit committee financial expert” as defined by Exchange Act rules.

Our board of directors has adopted a written charter for our Audit Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Compensation and Human Resources Committee

Our Compensation and Human Resources Committee (the “Compensation Committee”) consists of Ms. Diaz Dennis, Mr. McDonagh, and Mr. Romasco, with Ms. Diaz Dennis serving as Chair. The Compensation Committee met nine times during the 2019 fiscal year. The Compensation Committee is responsible for, among other things:

•

reviewing and approving compensation of our executive officers including salary, long-term incentives, cash incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans;

•	reviewing and recommending compensation policies and practices for our employees and considering whether risks arise from such policies and practices;

•	reviewing the compensation of our non-employee directors and recommending any changes to the full board;

•	reviewing and discussing annually with management any executive compensation disclosure required by Exchange Act rules;

•	administering, reviewing and making recommendations with respect to our equity or long term compensation plans;

•	oversight of the development of succession plans for our executive officers and their direct reports;

•	oversight of our policies regarding employee engagement; and

•	oversight of our diversity and inclusion program.

The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of our board of directors or officers to grant stock awards under our equity or long term incentive plans to persons who are not then subject to Section 16 of the Exchange Act. Delegation by the Compensation Committee to any subcommittee shall not limit or restrict the Compensation Committee on any matter so delegated, and, unless the Compensation Committee alters or terminates such delegation, any action by the Compensation Committee on any matter so delegated shall not limit or restrict future action by such subcommittee on such matters.

Our board of directors has evaluated the independence of the members of our Compensation Committee and has determined that each member of our Compensation Committee meets the definition of an “independent director” under Nasdaq listing standards. Each member of our Compensation Committee also satisfies the independence requirements and additional independence criteria under Rule 10C-1 under the Exchange Act, and qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Our board of directors has adopted a written charter for our Compensation Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Role of Compensation Consultants

Our Compensation Committee retains, at our expense, independent consultants to assist it in executive compensation matters. The Compensation Committee retained Semler Brossy Consulting Group LLC (“SBCG”) to assist it in executive compensation matters beginning in October 2018. SBCG reports directly to the Compensation

Committee and does not have any other consulting engagements with management or the Bank. In considering the retention of SCBG, the Compensation Committee assessed SBCG’s independence in light of SEC rules and Nasdaq listing standards and determined that SCBG was independent and their work did not create any conflicts of interest.

During 2019, the Compensation Committee met with such consultants numerous times in and out of the presence of management, to review findings based on market research and considers those findings in determining and adjusting our executive compensation program.

With respect to Chief Executive Officer compensation, SBCG provided, and continues to provide, an independent recommendation to the Compensation Committee, in the form of a range of possible outcomes, for the Compensation Committee’s consideration. In developing its recommendation, SBCG relies on its understanding of our business and compensation programs and SBCG’s independent research and analysis. SBCG does not meet with our Chief Executive Officer with respect to Chief Executive Officer compensation. SBCG also assisted us in the design of our annual incentive plan for our eligible employees, including our Named Executive Officers. With respect to director compensation and the compensation of our senior executive vice-presidents and executive vice-presidents, SBCG conducts market analyses and advises us on best practices and market trends. SBCG provides to the Compensation Committee an independent assessment of management’s recommendations on senior executive vice-presidents and executive vice-presidents compensation.

Governance and Nominating Committee

Our Governance and Nominating Committee consists of Mr. Romasco, Mr. Bouffard, Ms. Diaz Dennis, and Mr. Finser, with Mr. Romasco serving as Chair. The Governance and Nominating Committee met eight times during the 2019 fiscal year. The Governance and Nominating Committee is responsible for, among other things:

•

assisting our board of directors in identifying individuals qualified to become directors and recommending director nominees for each annual or special meeting of stockholders or for any vacancies or newly created directorships that may occur between such meetings to the board of directors;

•	reviewing periodically the governance principles adopted by the board of directors and developing and recommending governance principles applicable to our board of directors;

•	making recommendations to the board of directors as to determinations of director independence;

•	overseeing the evaluation of our board of directors; and

•	recommending members for each board committee of our board of directors.

Our board of directors has evaluated the independence of the members of our Governance and Nominating Committee and has determined that each member of the Governance and Nominating Committee is “independent” under Nasdaq listing standards.

Our board of directors has adopted a written charter for our Corporate Governance and Nominating Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Executive and Corporate Social Responsibility Committee

Our Executive and Corporate Social Responsibility Committee consists of Ms. Fox, Mr. Bouffard, Ms. Diaz Dennis, Mr. Dinerstein, Mr. McDonagh, Mr. Mestrich, Mr. Romasco, and Mr. Romney Sr., with Ms. Fox serving as Chair. The Executive and Corporate Social Responsibility Committee is responsible for, among other things:

•

assisting our board of directors in fulfilling its oversight responsibilities with respect to the development of our corporate social and responsibility policies and implementation of such initiatives; and

•	advising our Chair and President and Chief Executive Officer regarding the agenda for future board meetings; and

•	reviewing our monthly financial results and attending to other matters requiring attention during the calendar months that our board of directors does not meet.

Our board of directors has adopted a written charter for our Executive and Corporate Social Responsibility Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Credit Policy Committee

Our Credit Policy Committee consists of Mr. McDonagh, Mr. Sleigh and Mr. Romney Sr., with Mr. McDonagh serving as Chair. The Credit Policy Committee is responsible for, among other things:

•	assisting our board of directors in fulfilling its oversight responsibilities;

•	reviewing and approving credits above board-specified dollar limits;

•	monitoring the performance and quality of our credit portfolio;

•	overseeing the administration and effectiveness of, and compliance with, our credit policies; and

•	reviewing and assessing the adequacy of the allowance for loan and lease losses.

Enterprise Risk Oversight Committee

Our Enterprise Risk Oversight Committee consists of Mr. Dinerstein, Ms. Bruce, and Ms. Kelly, with Mr. Dinerstein serving as Chair. The Enterprise Risk Oversight Committee is responsible for, among other things:

•	overseeing our enterprise risk management framework, including policies and practices relating to the identification, measurement, monitoring and controlling our principal business risks;

•	ensuring that our risk management policies and procedures are commensurate with its structure, risk profile, complexity, activities and size;

•	providing an open forum for communications between management, third parties and our board of directors to discuss risk and risk management;

•

reviewing on a regular basis, at least annually, with the Bank’s General Counsel, Chief Compliance Officer, and other Bank officers, our compliance with applicable laws and regulatory requirements and any legal or regulatory matters that could have a material impact on our financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies; and

•	reviewing the material findings of examinations conducted by any regulatory agencies and report the results of such findings to our board of directors.

Trust Committee

Our Trust Committee consists of Mr. Romney Sr., Mr. Finser, Mr. Sleigh and Ms. Kelly, with Mr. Romney Sr. serving as Chair. The Trust Committee is responsible for, among other things:

•	assisting our board of directors in fulfilling its oversight responsibilities;

•	overseeing trust management’s operation of the department in a manner that is consistent with the FDIC’s Statement of Principles of Trust Department Management;

•	overseeing the periodic, comprehensive reviews of each trust department account;

•	enacting written policies that address important trust department activities, including account reviews, deviations from approved criteria, and internal and external audit procedures; and

•	reviewing and assessing reports from supervisory agencies and trust management.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2019, our Compensation Committee consisted of Ms. Diaz Dennis, Mr. McDonagh, and Mr. Romasco. None of them has at any time been an officer or employee of the Bank or, has had any relationship with the Bank of the type that is required to be disclosed under Item 404 of Regulation S-K. During 2019, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions, of another entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Nominations of Directors

The Governance and Nominating Committee serves to identify, screen, recruit and nominate candidates to our board of directors. The committee charter requires the committee to review potential candidates for the board, including any nominees submitted by stockholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by stockholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

When considering a potential candidate for nomination, the Governance and Nominating Committee will consider the skills and background that we require and that the person possesses, diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Governance and Nominating Committee has established the following minimum qualifications for service on our board of directors:

•	the highest ethics, integrity and values;

•	a strong personal and professional reputation;

•	professional experience that adds to the mix of the board as a whole;

•	the ability to exercise sound, independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director;

•	relevant expertise and experience, and the ability to offer advice and guidance to our President and Chief Executive Officer based on that expertise and experience; and

•	understanding of and alignment with our mission.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Governance and Nominating Committee also considers the following criteria, among others:

•	whether the candidate possesses the qualities described above;

•	whether the candidate qualifies as an independent director under Nasdaq listing standards;

•	the candidate’s management experience in complex organizations and experience with complex business problems;

•	the candidate’s other commitments, such as employment and other board positions;

•	the likelihood of obtaining regulatory approval of the candidate, if required;

•	whether the candidate would qualify under our guidelines for membership on the Audit Committee, the Compensation Committee or the Governance and Nominating Committee; and

•	whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We recognize that a board made up of highly qualified directors from diverse backgrounds benefits from the contribution of different perspectives and experiences to board discussions and decisions, promoting better corporate governance. Therefore, the committee assesses nominees based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by the board as being important in fostering a diverse and inclusive, culture which solicits multiple perspectives and views. The committee ensures that diverse characteristics, including but not limited to gender, age, ethnicity, disability and sexual orientation, are included in any pool of candidates from which our board of director nominees are chosen.

In addition to the qualification criteria above, the Governance and Nominating Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the Exchange Act rules, and whether the potential director nominee would qualify as an “independent” director under the Nasdaq listing standards and Exchange Act Rule 10A-3, if applicable.

We maintain a board tenure policy (within in our Corporate Governance Guidelines) as a means of ensuring that our board of directors is renewed regularly with fresh perspectives. Under this policy, we generally seek to maintain an average tenure of ten years or less for our independent directors not designated by the Workers United Related Parties or the Yucaipa Funds. This approach strikes a balance between retaining directors with deep knowledge of the Bank while adding directors who may bring an innovative outlook. As a group, our current independent directors have an average tenure of approximately five years of service.

For a stockholder to nominate a director candidate, the stockholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state, among other things:

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made

•	the name and address of the stockholder who intends to make the nomination and of such beneficial owner, if any;

•	the class or series and number of shares of the Bank which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner,

•

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Bank or with a value derived in whole or in part from the value of any class or series of shares of the Bank, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Bank or otherwise directly or indirectly owned beneficially by such stockholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Bank,

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Bank,

•	any short interest in any security of the Bank,

•	any rights to dividends on the shares of the Bank owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Bank,

•

any proportionate interest in shares of the Bank or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner,

•

any performance-related fees (other than an asset-based fee) that such stockholder or such beneficial owner is entitled to, based on any increase or decrease in the value of shares of the Bank or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date),

•

any pending or threatened legal proceeding in which such stockholder or such beneficial owner is a party or participant involving the Bank or any of its officers or directors, or any affiliate of the Bank,

•

any other material relationship between such stockholder or such beneficial owner, on the one hand, and the Bank, any affiliate of the Bank or any principal competitor of the Bank, on the other hand, and

•

to the extent known to such stockholder or such beneficial owner, the name(s) of any other stockholder(s) of the Bank (whether holders of record of beneficial owners) that support the business that the stockholder proposes to bring before the meeting or the nominees whom the stockholder proposes to nominate for election or reelection to the Board, as applicable;

•	a representation of such stockholder and such beneficial owner, if any, that such person (or a qualified representative thereof) intends to appear in person at the meeting, and

•

any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information required above, each notice must also state, among other things, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors:

•

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to our bylaws.

Leadership Structure

Our board of directors meets at least six times a year and our Executive and Corporate Social Responsibility Committee meets during the months when the board of directors does not meet.

Currently, the board believes it is in the best interest of the Bank that the positions of Chief Executive Officer and Chair are separate. In addition, under our Investor Rights Agreement, dated August 13, 2018, with the Workers United Related Parties, we agreed that for so long as the Workers United Related Parties collectively continue to hold 20% of the total voting power of all then-outstanding voting securities of the Bank, we and each of the Workers United Related Parties will take all requisite corporate action within each parties’ control as is reasonably necessary to ensure that the Chair of the board of directors is a director designated by Workers United. Currently, Workers United has designated Ms. Fox as the Chair. The board believes that this separation is presently appropriate as it allows Mr. Mestrich, as Chief Executive Officer, to focus primarily on leading our strategy and day-to-day operations, while Ms. Fox, as Chair, can focus on leading the board in its consideration of strategic issues and monitoring corporate governance, social responsibility, community relations and stockholder issues.

In order to provide for a greater role for the independent directors in our oversight, we have also appointed a Lead Independent Director, Mr. Romasco. In this role, he may call and preside over executive sessions of the independent directors without management present, as he deems necessary. The other duties of the lead director will continue to evolve. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

Our Audit Committee is responsible for overseeing our risk management processes relating to: (1) financial reporting risk and internal controls; (2) oversight of the internal audit process and legal compliance; (3) regulatory compliance; (4) SOX reporting and (5) policies and procedures as they relate to our Code of Business Conduct and Ethics, conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks in its areas of review and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk). Our Chief Audit Executive reports to the Audit Committee and meets with the committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

Our Compensation Committee provides oversight of incentive compensation plans and risk related to compensation. Our Enterprise Risk Oversight Committee is responsible for overseeing our risk management framework, including policies and practices relating to the identification, measurement, monitoring and controlling our principal business risks and ensuring that our risk management framework is commensurate with its structure, risk profile, complexity, activities and size. Our Enterprise Risk Oversight Committee works directly with our Chief Risk Officer and oversees and reviews our overall enterprise risk management program and the alignment of the Bank’s risk profile with its strategic plan, goals and objectives.

The enterprise risk management program currently reviews risk in numerous areas within the Bank, including market, liquidity, reputation, operations and technology, cybersecurity, compliance and legal, and strategic. The Enterprise Risk Oversight Committee reviews management reports regarding specifically identified risks and makes recommendations to the board with respect to specifically identified material risks that it identifies. With regard to compliance and regulatory risk, our Enterprise Risk Oversight Committee is responsible for reviewing, on an annual basis, our compliance with applicable laws and regulatory requirements and any legal or regulatory matters that could have a material impact on our financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

With respect to cybersecurity, on a quarterly basis, both our Audit Committee and Enterprise Risk Oversight Committee receive reports on cybersecurity risks and preparedness. While the Enterprise Risk Oversight Committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and Information Security department are responsible for the day-to-day cybersecurity risk management processes. Threat from cyber attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

The full board receives reports from management, the Audit Committee, the Compensation Committee, and the Enterprise Risk Oversight Committee. It reviews certain committee actions and focuses on the most significant risks we face and our general risk management strategy and also ensures that risks we undertake are consistent with board policy. While the board of directors oversees our risk management, management is generally responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The full text of our Code of Business Conduct and Ethics, and any amendments thereto, are (or will be in the case of any amendments) available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab. We intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics.

Stock Ownership Guidelines

We have a stock ownership policy that requires officers with the title Executive Vice President and above, otherwise referred to as covered individuals, to own a significant amount of our Class A common stock. Specific guidelines are:

•	Four times the then annual base salary for the President and Chief Executive Officer;

•	Two times the then annual base salary for the Senior Executive Vice Presidents; and

•	One times the then annual base salary for other Executive Vice Presidents.

The period to achieve compliance is five years from the later of (1) the day the covered individual become subject to the policy, or (2) the day of adoption of these guidelines, which was October 30, 2019. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unvested stock options, performance shares and performance units not yet earned, and shares transferred to another person are excluded):

•	shares owned outright, including shares owned jointly with a spouse,

•	shares held in a retirement (e.g., 401(k)) or other deferred compensation plan of the Bank,

•	Net Shares underlying unvested, time-based shares of restricted stock or restricted stock units, and

•	Net Shares underlying vested but unexercised stock options.

“Net Shares” are those shares that remain after shares are sold or netted to pay withholding taxes and the exercise price of stock options, if applicable.

Corporate Social Responsibility

Overview and Governance

Our mission is to be America’s socially responsible bank empowering organizations and individuals to advance positive social change. Under the direction of our President and Chief Executive Officer and our board of directors, we are committed to supporting corporate social responsibility (“CSR”) initiatives, including environmental, social and governance (“ESG”) matters that are relevant to us and align with our bank-wide dedication to responsible corporate citizenship that positively impacts the communities and people we serve. We are a Certified B Corporation, which is a third-party endorsement of our formal commitment to social responsibility and positively impacting our employees, customers, community, and environment. In 2019, our B Corporation Impact Score rose from 87 to 115 (the minimum score for certification is 80), further underscoring our commitment to reducing inequality, lowering levels of poverty, creating a healthier environment, building stronger communities and creating more high quality jobs that promote dignity and purpose.

In 2019, we changed the name of our Executive Committee of the board of directors to the Executive and Corporate Social Responsibility Committee and amended its charter to formally establish the committee’s responsibility for CSR oversight, including oversight of our CSR strategy and performance, policies and communications. In addition, we formed an internal CSR committee, comprised primarily of executive and senior management from across the Bank, which is responsible for (i) establishing our general strategy relating to our ESG goals, which includes outlining the development, implementation, and monitoring initiatives and policies to meet our ESG goals, and (ii) communicating with employees, investors and stakeholders about ESG matters.

To further demonstrate our commitment to CSR initiatives, we have formalized and adopted a number of internal policies that touch on CSR concepts, which include, among other policies:

•	an Anti-Money Laundering Policy, including Anti-Corruption;

•	a Business Continuity Plan;

•	a Code of Business Conduct and Ethics, including Affirmative Action and Gift and Entertainment Policies;

•	a Corporate Compliance Policy;

•	a Data Classification and Information Protection Policy;

•	a Corporate Security Program, including Health and Safety;

•	a Human Rights Policy;

•	a Privacy Policy; and

•	a Supplier Code of Conduct.

We were a founding signatory of the United Nations’ Principles for Responsible Investing and to further advance our commitment to a more sustainable world, in 2019, we became a founding signatory of the United Nations’ Environment Programme Finance Initiative Principles for Responsible Banking (“UNPRB”). We also joined the Collective Commitment to Climate Action to mobilize products, services and relationships to help facilitate the economic transition necessary to achieve climate neutrality and we joined our fellow UNPRB bank signatories to launch the Partnership for Carbon Accounting Financials (“PCAF”), a global collaboration between banks to collectively develop a shared methodology to measure and disclose the greenhouse gas emissions associated with loans and investments. Our President and Chief Executive Officer currently serves as the Chair of the Steering Committee for Global PCAF.

Diversity

We believe that maintaining and promoting a diverse and inclusive workplace where everyone feels valued and respected is essential for our growth. Diversity is important to us at the highest levels and our board of directors is currently comprised of four women, two racially or ethnically diverse members, and one LGBTQ member.

We are focused on cultivating a diverse and inclusive culture where our employees can freely bring diverse perspectives and varied experiences to work. We seek to hire and retain highly talented employees and empower them to create value for our stockholders. In our employee recruitment and selection process and operation of our business, we adhere to equal employment opportunity policies and provide annual employee trainings on diversity and inclusion. We have established Employee Resource Groups to support employees from marginalized populations to help cultivate a healthy workplace culture. As of December 31, 2019, approximately 58% of our employees identify as women and women hold 10 of 38 senior management positions.

Culture and Employee Engagement

We believe that continuous engagement with our employees is important to driving our success. We perform engagement surveys annually that allow us to identify areas of strength and opportunities for improvement in an effort to ensure continued satisfaction and retention of our employees. Our President and Chief Executive Officer holds a Town Hall-style meeting annually with our employees, covering topics such as business strategy and outlook, our competitive landscape, emerging industry trends and offers a question and answer session with management. We believe that this format promotes strong and productive conversations across our organization.

To attract and retain talent, we offer a comprehensive compensation and benefits package that includes health insurance, pension, savings plans, and employee development programs. We also to provide our employees with career advancement opportunities. In 2019, we increased our minimum wage to $20 per hour.

Environmental Responsibility

We are committed to measuring, reporting and reducing financed carbon emissions and aligning our lending with the Paris Climate Agreement and its underlying science. We are committed members of the Science Based Targets initiative, which is a joint initiative by CDP, World Resources Institute, the World Wide Fund for Nature, and the United Nations Global Compact, that calls on companies to publicly commit to adopt science-based emissions reduction targets. We also offer regular training and awareness programs to educate our employees on environmental stewardship, including energy efficiency and waste management.

Impact Lending

As a mission-driven bank, we strive to create financial products that have a triple bottom line effect: environmental, social, and financial. We offer several products that emphasize social responsibility including, among others: lending for affordable housing, fossil fuel free investment portfolios, green lending, financing for community development financial institutions, lending to minority owned businesses, and debit card options that allow for money to be diverted to charities. We do not lend to, or invest our own money in, (i) fossil fuel companies, (ii) companies that manufacture weapons, (iii) companies that we do not believe support the rights of workers, women, immigrants or the LGBTQ+ community, or (iii) companies that take positions that are not aligned with our mission to create a more just and sustainable world.

Pay Ratio

Because we are an “emerging growth company, we are not required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to provide pay ratio disclosure. However, we are voluntarily providing this information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and Chief Executive Officer, Keith Mestrich.

For 2019, our last completed fiscal year:

•	The median of the total annual compensation for all employees of the Bank (other than our President and Chief Executive Officer) was $89,366; and

•	the total annual compensation of our President and Chief Executive Officer was $2,308,999, as reported in the Summary Compensation Table included elsewhere in this proxy statement.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. Mestrich, our President and Chief Executive Officer, to the median of the total annual compensation was approximately 26 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our President and Chief Executive Officer, we took the following steps:

1.

We determined that as of December 31, 2019, our employee population consisted of 404 individuals with all of these individuals located in the United States. This population included only our full-time employees and did not include any part-time, seasonal or temporary employees, or independent contractors.

2.

To identify the “median employee” from our employee population, we compared the gross wages of our employees as reflected in our payroll records. Our calculation for gross wages included base salary, bonus, commissions, stock options exercised, and other incentive arrangements. Because we offer a variety of compensation arrangements to our employees, we believe this was the most appropriate and comprehensive methodology for capturing the many different compensation arrangements we offer. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.

We annualized the compensation of employees that we hired in 2019, who were not employed for the full year, by dividing their gross wages by the number of days remaining in the year from their date of hire through December 31, 2019 and then multiplied the result by the number of days in the year.

4.	Since all of our employees are located in the United States, as is our President and Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

5.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $89,366.

6.

With respect to the annual total compensation of our President and Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement.

Active Stockholder Outreach and Engagement

We believe that engaging with stockholders is fundamental to our commitment to good governance. Throughout the year, we seek opportunities to engage in two-way conversations with our stockholders to gain and share valuable insights into current and emerging business strategies and trends. During 2019, we held numerous meetings with stockholders to discuss key corporate matters. Topics discussed included our business and growth strategy, risk management practices, including our investment risk practices, liquidity risk and regulatory compliance risk, and CSR, including ESG matters. These meetings were conducted in person, via teleconference or at one-on-one industry conferences.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the FDIC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of the forms they file.

Based solely on review of the copies of such reports furnished to the Bank and written representations that no other reports were required during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met except Ms. Bruce, a director of the Bank, inadvertently neglected to report (i) a purchase of the Bank’s Class A common stock made during fiscal year 2018 and (ii) dividend reinvestments of the Bank’s Class A common stock made during fiscal year 2019, which errors have since been corrected in a Form 5 filed on January 23, 2020.

Communications with the Board of Directors

The board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with the board as a group or individually by writing to: Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001, Attention: Corporate Secretary. The board has instructed the Corporate Secretary to forward all such communications promptly to the board.

Report of the Audit Committee

The Audit Committee’s responsibilities are stated in a written charter adopted by the board of directors. The Audit Committee has reviewed and discussed with management and with KPMG, LLP, our independent registered public accounting firm for 2019, our audited financial statements and other material financial disclosures for the year ended December 31, 2019. In addition, the Audit Committee has discussed with KPMG the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, as well as Auditing Standard No. 16, “Communications with Audit Committees.”

The Audit Committee has also discussed and confirmed with KPMG its independence from our Bank, and received all required written disclosures and correspondence required by the PCAOB Ethics and Independence requirements. The Audit Committee has evaluated and concluded any non-audit services provided by KPMG to us did not impair KPMG’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the FDIC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Stockholders included with these proxy materials.

Submitted by the Audit Committee:

Mr. Donald Bouffard, Chair

Ms. Maryann Bruce

Mr. Robert Dinerstein

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to obtain stockholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies; however, we have elected to voluntarily provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Compensation of Executive Officers

Our “Named Executive Officers” are the individuals who served as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at the end of 2019. Our Named Executive Officers as of December 31, 2019 are noted in the following table, along with their positions:

Name	Title
Keith Mestrich	President and Chief Executive Officer
Andrew LaBenne	Senior Executive Vice President and Chief Financial Officer
Martin Murrell	Senior Executive Vice President and Chief Operating Officer

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our Named Executive Officers for all services rendered in all capacities to us and our subsidiaries for the year ended December 31, 2019 and 2018.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Stock Options ($)		Non- Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Keith Mestrich	2019	707,019	—	903,519	(2)	—		698,461	—	—	2,308,999
President and Chief Executive Officer	2018	682,020	910,450	—		531,981	(3)	—	—	—	2,124,451

Andrew LaBenne	2019	400,000	—	200,016	(2)	—		291,200	—	—	891,216
Senior Executive Vice President and Chief Financial Officer	2018	400,000	425,000	—		193,494	(3)	—	—	—	1,018,494

Martin Murrell	2019	350,000	—	140,014	(2)	—		254,800	—	—	744,814
Senior Executive Vice President and Chief Operating Officer	2018	350,000	287,500	—		145,139	(3)	—	—	—	782,639

(1)

The values of all stock awards reported in this column were computed in accordance with FASB ASC Topic 718 Compensation-Stock Compensation (“FASB ASC Topic 718”). For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Represents the following performance-based restricted stock units (“PRSUs”) and time-vesting restricted stock units (“TRSUs”): Mr. Mestrich—$451,768 of PRSUs and $451,751 of TRSUs; Mr. LaBenne—

$100,022 of PRSUs and $99,995 of TRSUs; and Mr. Murrell—$70,006 of PRSUs and $70,009 of TRSUs. The terms of our PRSUs and TRSUs are discussed below under “2019 Long-Term Equity Compensation.” The PRSUs were determined to have a grant date fair value less than the maximum performance level. The value of the PRSU award at the grant date assuming the highest level of performance conditions will be achieved is as follows: Mr. Mestrich—$662,625; Mr. LaBenne—$146,705; and Mr. Murrell—$102,680.
(3)

Represents the grant date fair value of stock appreciation rights, or SARs, awarded in 2018, as determined in accordance with FASB ASC Topic 718, which were converted into stock options on July 26, 2018. Although the table above indicates the full grant date value of the awards granted in 2018, the stock options vest over a three-year period. See “Former Long-Term Incentive Plan” below for a description of the terms of these awards.

(4)

These amounts reflect annual incentive payments determined by our Compensation Committee based on the achievement of certain performance criteria and performance of the individual. See “Annual Cash Incentive Payments” below for a description of how our Compensation Committee determined the incentive payments awarded to Mr. Mestrich, Mr. LaBenne, and Mr. Murrell for 2019.

Employment Agreement with Keith Mestrich

We entered into an amended and restated employment agreement with Mr. Mestrich on July 5, 2017, but effective as of July 1, 2017, to serve as our President and Chief Executive Officer. Mr. Mestrich’s employment agreement has a term that expires on June 30, 2020 (which can be extended by Mr. Mestrich until September 30, 2020).

Under the employment agreement, Mr. Mestrich received an annual base salary of $695,000 through June 30, 2019, which increased to $720,000 on July 1, 2019. In addition to his base salary, Mr. Mestrich is eligible to receive an annual incentive payment for each fiscal year, specified as a percentage of his base salary, based on the achievement of multiple specific annual quantitative and qualitative performance metrics established by the board (or a committee thereof). Under his employment agreement, he is entitled to an annual target incentive of 64.2% of his base salary in 2017, 65.5% of his base salary in 2018, and 66.7% of his base salary in 2019 and thereafter, which we refer to herein as his “Annual Bonus Target.” Mr. Mestrich’s employment agreement entitles him to participate in all of our employee benefit plans and programs, which are generally available to our other senior executives.

Mr. Mestrich is also entitled to incentive compensation pursuant to the long-term equity incentive plan. Effective May 16, 2019, we entered into an addendum to the amended and restated employment agreement with Mr. Mestrich, which clarified that the aggregate potential value of any annual long-term incentive awards granted to Mr. Mestrich under our long-term equity incentive plan will equal the sum of (a) 100% of his base salary in effect at the time, minus (b) $120,000. At the discretion of the Compensation Committee and with the approval of our board of directors, this amount may be increased.

We may terminate Mr. Mestrich’s employment with or without cause, and Mr. Mestrich may terminate his employment with or without good reason. Mr. Mestrich is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Mestrich, including the definitions of “cause,” “good reason” and “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Mestrich’s employment agreement contains provisions that prohibit the disclosure of our confidential information during the term of the agreement and at any time thereafter. In addition, his agreement also includes non-solicitation and non-competition provisions that generally preclude Mr. Mestrich, for a period of one year following the termination of the agreement for any reason, or during the severance period described below, if longer, from directly or indirectly, (a) soliciting our customers, suppliers or current employees, and (b) organizing, establishing, owning, operating, managing, controlling, engaging in, participating in, investing in or permitting his name to be used by, consulting or advising or rendering services for, or otherwise engaging in a business providing financial products or services to Taft-Hartley Act employee benefit plans, labor unions, employee benefit plans associated with labor unions or other entities affiliated with labor unions, subject to certain conditions and exceptions.

Offer Letter with Andrew LaBenne

In 2015, Mr. LaBenne entered into an offer letter with us to serve as our Executive Vice President and Chief Financial Officer. In April 2017, Mr. LaBenne was promoted to serve as Senior Executive Vice President while remaining the Chief Financial Officer.

Although there is no employment agreement between us and Mr. LaBenne, under the offer letter, Mr. LaBenne:

•	receives an annual base salary of $400,000;

•	is eligible to participate in our annual incentive plan, with an annual target incentive of 50% of his base salary;

•	is eligible to participate in our long-term incentive plan; and

•	is entitled to participate in our comprehensive benefits programs.

Offer Letter with Martin Murrell

In 2016, Mr. Murrell entered into an offer letter with us to serve as our Executive Vice President of Consumer Banking. In April 2017, Mr. Murrell was promoted to serve as Senior Executive Vice President and Chief Operating Officer.

Although there is no employment agreement between us and Mr. Murrell, under the 2016 offer letter, Mr. Murrell:

•	received an initial annual base salary of $300,000, which was increased from $300,000 to $350,000 upon his promotion;

•	is eligible to participate in our annual incentive plan, with an annual target incentive of 50% of his base salary;

•	is eligible to participate in our long-term incentive plan;

•	is entitled to participate in our comprehensive benefits programs; and

•	was eligible for a signing bonus of $100,000, payable in two installments of $50,000—one within 30-days of his start date and one upon the completion of his first year of employment in April 2017.

Long-Term Incentives

Former Long-Term Incentive Plan

Prior to 2019, we operated a Long-Term Incentive Plan to provide incentives and awards to certain select employees and directors. The long-term incentive plan was administered by our Compensation Committee, which had sole authority to determine, among other matters, participants in the plan and awards under the plan. Under the long-term incentive plan, the Compensation Committee granted stock appreciation rights (or SARs) to participants, to be evidenced by a separate award agreement, as set forth more fully below.

As of June 30, 2018, there were a total of 2,342,000 SARs outstanding, with strike prices ranging from $11.00 (the 2015 SARS awards) to $14.65 (the 2018 SARs awards). On July 26, 2018, we converted each of the outstanding SARs into nonqualified stock option awards (issued outside of the long-term incentive plan) on a one-for-one basis, at the same strike price, on substantially the same terms, and on the same vesting schedule as the original SARs award. Following the conversion of the 2,342,000 SARs outstanding on July 26, 2018, we reserved for issuance 2,342,000 shares of our Class A common stock issuable upon the exercise of the options. The conversion allowed us to transition from a liability, cash settled accounting expense that required a quarterly update (a variable expense) to a more standard equity settled accounting expense (a fixed expense). We have changed the classification from a liability to stockholders’ equity. The converted stock options are governed by individual option agreements issued outside of the long-term incentive plan.

2019 Long-Term Equity Compensation

On May 17, 2019, we awarded long-term equity grants to our Named Executive Officers, consisting of TRSUs representing 50% of the total grant date fair market value of the award and PRSUs representing the remaining 50% of the total grant date fair market value of the award. The awards were made under the Amalgamated Bank 2019 Equity Incentive Plan (the “Equity Plan”) which was approved by our stockholders at our 2019 annual meeting.

The TRSUs will vest in three equal annual installments on each anniversary of the grant date, subject to the executive’s continued service through the vesting date.

The PRSUs are subject to vesting based on the attainment of pre-established corporate performance measures over the applicable performance periods. The corporate performance metrics for the PRSUs are:

•

growth in adjusted tangible book value per share (weighted at 50% of the total grant date fair market value of the award), over a measurement period that begins January 1, 2019 and ends December 31, 2021; and

•

total stockholder return relative to a specified peer group, referred to herein as relative TSR (weighted at 50% of total grant date fair market value of the award), over a measurement period that begins May 1, 2019 and ends April 30, 2022.

The PRSUs will vest based on our achievement of these performance measures during the applicable performance period, subject to the executive’s continued service through the end of each applicable performance period. The Compensation Committee established threshold, target and maximum performance levels for each selected performance measure. Payments for achievement of the threshold, target and maximum performance measures are 50%, 100% and 150%, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate performance metrics.

The grant date fair values of the TRSUs and the PRSUs are disclosed in the Summary Compensation Table included in this proxy statement. Each award agreement provides for double trigger vesting of unvested awards following a change in control and for acceleration upon termination in certain circumstances, as described below under “Potential Payments upon Termination or Change in Control.”

Short-Term Incentives

Annual Incentive Plan

The Compensation Committee believes that annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on the achievement of corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance. As such, our Compensation Committee has adopted the Amalgamated Bank Annual Incentive Plan, which we refer to as the AIP, effective January 1, 2019. The purpose of the AIP, among other things, is to align participants in the AIP with our strategic plan and critical performance goals while ensuring incentives are appropriately risk-balanced. Each of our Named Executive Officers participated in the AIP in 2019.

Under our AIP, as soon as practicable at the beginning of each fiscal year, the Compensation Committee selects key performance objectives from a set of key measurable performance goals which include, but are not limited to, the following items (each, a “performance measure” and collectively, the “Performance Measures”), which will be used to determine the actual cash incentive payment to be awarded to participants in the plan upon the achievement of the performance measures:

•	achievement of balance sheet or income statement objectives;

•	any earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Compensation Committee);

•	asset quality level;

•	assets;

•	book value;

•

budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures;

•	cash flow return on investment;

•	charge offs;

•	debt load reduction;

•	deposits;

•	economic value added;

•	efficiency ratio;

•	expense management;

•	expense ratio;

•	financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Compensation Committee);

•	growth of loans, deposits, or assets;

•	improvements in capital structure;

•	improvement of financial rating;

•	increase in revenue, operating or net cash flows;

•	interest sensitivity gap levels;

•	loan and lease losses;

•	loan loss reserves;

•	loans;

•	market share;

•	net operating income, operating income or net income;

•	nonperforming assets;

•	overhead;

•	profit margins;

•	profitability;

•	regulatory compliance;

•	stock price;

•	“Texas Ratio”;

•	total shareholder return; and

•	any other objective approved by the Committee, in its sole discretion.

Each year, the Compensation Committee will set the amount of each participant’s target annual incentive opportunity, stated as a percent of the participant’s base salary. For 2019, the Compensation Committee determined that the target annual incentive opportunity for each Named Executive Officer under the AIP would be determined based on performance metrics tied to our corporate performance (weighted at 80%) and individual performance (weighted at 20%), and set the potential target annual incentive opportunity, as a percentage of base salary, as follows:

Name	Base Salary ($)	Target Annual Incentive as a Percent of Base Salary (%)	Target Annual Incentive Opportunity ($)	Portion of Target Annual Incentive Opportunity Tied to Corporate Performance Metrics (Weighted at 80%) ($)	Portion of Target Annual Incentive Opportunity Tied to Individual Performance Metrics (Weighted at 20%) ($)
Keith Mestrich	720,000	66.7	480,240	384,192	96,048
Andrew LaBenne	400,000	50.0	200,000	160,000	40,000
Martin Murrell	350,000	50.0	175,000	160,000	40,000

The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate performance measure and set payout factors for each performance level at 50%, 100%, or 200% based on achievement of threshold, target or maximum performance, respectively. The payout factor for each metric is then multiplied by the applicable weight for each corporate performance measure and the sum of those numbers is multiplied by the portion of each executive’s target annual incentive opportunity tied to the corporate financial metrics. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate performance measure. Maximum performance levels represent the maximum level of performance at which, if achieved, a maximum payment is each on each corporate performance measure. Actual performance between threshold, target and maximum performance levels will be linearly interpolated to determine the amount of payment based on relative achievement of the performance measures. However, in 2019, the Compensation Committee further determined that our Named Executive Officers would not earn any portion of the target annual incentive payment tied to our corporate performance metrics if we did not achieve the threshold level of performance for Core Return on Average Common Equity.

The individual performance metrics did not have a payout factor.

For 2019, the three selected corporate performance metrics, the assigned weight for each measure, the threshold, target and maximum performance level for each measure, our actual results, and the unweighted payout factor achieved were as follows:

		Objective Performance Range
Performance Measures	Assigned Weight For Performance Measures	Threshold	Target	Max	Actual Result	Payout Factor(4)
Core Return on Average Tangible Common Equity(1)	50%	7.20%	10.28%	13.36%	10.70%	113.60	%(5
Core Efficiency Ratio(2)	25%	71.27%	68.27%	65.27%	64.57%	200.00	%(6)
Grow of Non-Time Deposits(3)	25%	5.50%	8.50%	11.50%	16.30%	200.00	%(6)
Total	100%

(1)

Core Return on Average Tangible Common Equity was defined as core earnings divided by average tangible common equity and excluded severance payments, branch closures, gains/losses on securities, costs related to stock issuance (e.g., our initial public offering), prepayment on borrowings, and acquisitions/divestitures.

(2)

Core Efficiency Ratio was defined as core non-interest expense divided by core operating revenue and excluded severance payments, branch closures, gains/losses on securities, costs related to stock issuance (e.g., our initial public offering), prepayment on borrowings, and acquisitions/divestitures.

(3)	Growth of Non-Time Deposits is defined as deposit growth excluding retail certificates of deposit.
(4)

The weighted combined payout factor for Mr. Mestrich was 156.8% and the weighted combined payout factor for each of Mr. LaBenne and Mr. Murrell was rounded to 157%. These amounts represent the sum of the weighted payout factor for each metric.

(5)	Represents a performance factor payout linearly interpolated between target and maximum levels, with a weighted performance factor of 56.8.
(6)	Represents a performance factor payout at maximum level, with a weighted performance factor of 50.

The Compensation Committee chose these corporate performance measures for the following key reasons:

•	it believes that our Core Return on Average Tangible Common Equity is a key component in building stockholder value;

•

it believes that our Core Efficiency Ratio measures expense control and the efficiency of our operations, which are goals we should continually strive for in order to provide for the best financial return for our stockholders, and our Named Executive Officers are best situated to impact our efforts in this regard; and

•	it believes that growth of our non-time deposits is a strong indicator of the growth of our business, as it shows growth in our core relationships.

Annual Incentive Plan Payouts

Based on our corporate performance and each Named Executive Officer’s individual performance, the Compensation Committee awarded the following cash incentive awards to our Named Executive Officers in 2019.

Name	Portion of Earned Annual Incentive Tied to Corporate Performance Metrics (Weighted at 80%) ($)(1)	Portion of Earned Annual Incentive Tied to Individual Performance Metrics (Weighted at 20%) ($)(2)	Total Annual Incentive Award ($)	Earned Incentive Payment as a Percentage of Base Salary (%)
Keith Mestrich	602,413	96,048	698,461	97.01
Andrew LaBenne	251,200	40,000	291,200	72.80
Martin Murrell	219,800	35,000	254,800	72.80

(1)	Represents a weighted combined payout factor of 156.8% for Mr. Mestrich and 157% for each of Mr. LaBenne and Mr. Murrell based on corporate performance.
(2)	Each named executive officer achieved their respective individual performance targets at 100%.

In reviewing Mr. Mestrich’s individual performance goals and determining the amount of his cash incentive award, the Compensation Committee noted Mr. Mestrich’s 2019 achievements included, among other things, our strong financial performance, including achieving the highest net income in our history, our successful strategic planning process, and leading the continued development of our mission-aligned lending business.

In reviewing Mr. LaBenne’s individual performance goals and determining the amount of his cash incentive award, the Compensation Committee noted Mr. LaBenne’s 2019 achievements included, among other things, developing and implementing the strategy to return our Trust/Investment Management business to profitability, the planning and management of our branch closures, and identifying and developing key talent within his department.

In reviewing Mr. Murrell’s individual performance goals and determining the amount of his cash incentive award, the Compensation Committee noted Mr. Murrell’s 2019 achievements included, among other things, his outstanding collaboration with our President and Chief Executive Officer, serving as an effective spokesperson with external constituents regarding our financial performance and mission-based strategy, and serving in a key role in our transition to becoming a public reporting company.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2019 for the Named Executive Officers.

	Stock Awards(1)(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Keith Mestrich	160,520	—		—	12.00	1/1/2026
	140,020	—		—	13.75	1/1/2027
	96,373	48,187	(3)	—	14.65	1/1/2028
							25,566	(4)	497,259	24,717	(6)	480,746

Andrew LaBenne	110,020	—		—	11.00	1/1/2025
	128,420	—		—	12.00	1/1/2026
	112,020	—		—	13.75	1/1/2027
	35,053	17,527	(3)	—	14.65	1/1/2028
							5,659	(4)	110,068	5,473	(6)	106,440

Martin Murrell	26,160	—		—	12.00	1/1/2026
	42,020	—		—	13.75	1/1/2027
	26,293	13,147	(3)	—	14.65	1/1/2028
							3,962	(4)	77,061	3,830	(6)	74,494

(1)

On July 26, 2018, we converted each of the outstanding SARs into nonqualified stock option awards on a one-for-one basis, at the same strike price, on substantially the same terms, and on the same vesting schedule as the original SARs award. Following the conversion of the 2,342,000 SARs outstanding on July 26, 2018, the Bank has reserved for issuance 2,342,000 shares of our Class A common stock issuable upon the exercise of the options.

(2)	Stock option amounts reflect the 20-for-1 stock split in the form of a 100% stock dividend paid on July 27, 2018 to stockholders of record as of the close of business on July 9, 2018.
(3)	Represents option awards that vest(ed) at a rate of one-third on the first, second and third anniversary of the grant date of January 1, 2018.
(4)	Represents TRSUs units that vest at a rate of one-third on the first, second and third anniversary of the grant date of May 16, 2019.
(5)	Computed by multiplying the number of shares reported in the preceding column by the closing price of our Class A common stock as reported on Nasdaq at December 31, 2018 of $17.67 per share.
(6)

Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the end of each applicable performance period. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The corporate performance metrics for the PRSUs are growth in adjusted tangible book value per share and relative TSR and are measured separately and subject to different performance periods. Under applicable SEC rules, the number of unearned PRSUs reported assumes the units are earned and vested (i) with regard to the PRSUs tied to growth in adjusted tangible book value per share, at 0.5x the number of units granted (representing satisfaction at the threshold performance level), and (ii) with regard to PRSUs tied to relative TSR, at 1.5x the number of units granted (representing satisfaction at the maximum performance level).

Potential Payments Upon Termination or Change in Control

Change in Control Plan

We believe that reasonable and appropriate change in control benefits are necessary in order to be competitive in our executive attraction and retention efforts. Therefore, in July 2018, the Compensation Committee of our board of directors adopted a Change in Control Plan that provides severance and change in control benefits to the participants. Upon (i) an involuntary termination without cause, or (ii) the participant’s resignation for good reason, either of which occur within 90 days prior to or within 12 months following a change in control, participants in our Change in Control Plan will be entitled to receive the sum of (x) the participant’s accrued annual base salary, (y) the participant’s accrued target bonus (which shall be pro-rated based on the portion of the bonus period prior to the change in control date), and (z) a lump sum cash payment equal to 12 months’ base salary plus the participant’s prior average three-years’ bonus. Participants are further eligible to receive (i) a payout of accrued vacation, (ii) continued COBRA health benefits at active employee rates for the shorter of 12 months or the applicable COBRA period, and (iii) full vesting of any unvested equity award granted prior to such termination.

The participants of the Change in Control Plan are the following officers:

• Chief Financial Officer • Chief Operating Officer • General Counsel • Chief Risk Officer • Director of Commercial Banking • Chief Administrative Officer	• Executive Vice President, Bank Operations • Chief Accounting Officer • Executive Vice President, Treasurer • Chief Information Officer • Chief Credit Risk Officer

Equity Award Agreements

In 2019, we entered into TRSUs and PRSUs award agreements with each of our Named Executive Officers that provide that, in the event of the executive’s termination due to disability or retirement, and no “cause” exists, then (a) the unvested portion of TRSUs will continue to vest on the original vesting schedule as if no separation from service occurred and (b) with respect to PRSUs, the executive will be issued a pro rata number of PRSUs based on actual achievement of the applicable performance measures at the end of the subject performance period without regard to the separation from service, subject to pro-ration based on the number of full months that the executive worked during each performance period prior to the effective date of the executive’s separation from service as a percentage of the total performance period.

If the executive is involuntarily terminated by us without “cause,” if the executive voluntarily resigns for “good reason,” or upon executive’s death and if no “cause” exists, then (a) the unvested portion of TRSUs will immediately vest on a pro-rata basis based on the number of full months the executive has worked since the date of grant and (b) with respect to PRSUs, the executive will be issued a pro rata number of PRSUs based on target achievement of the applicable performance measures, subject to pro-ration based on the number of full months that executive worked during each performance period prior to the effective date of the executive’s separation from service as a percentage of the total performance period.

If the executive separates from service within one year following a change in control (other than for “cause,” death or disability), or the executive voluntarily terminates his employment for “good reason” then (a) the unvested portion of the TRSUs will immediately vest as of immediately prior to the effective date of such termination and (b) the PRSUs will vest based on the Compensation Committee’s determination of actual performance as of (i) the most recent-completed fiscal quarter (with regard to the PRSUs tied to growth in adjusted tangible book value per share), and (ii) as of the date of the change in control (with regard to the PRSUs tied to relative TSR). However, if actual performance cannot be determined, the PRSUs will vest based on achievement of performance measures at target, subject to pro-ration based on the number of full months that executive worked during each performance period prior to the effective date of executive’s separation from service as a percentage of the total performance period.

Change in Control under Mr. Mestrich’s Employment Agreement

Mr. Mestrich’s employment agreement provides that his employment may be terminated:

•	by us for cause (as defined below) on written notice;

•	by us because of his poor performance on written notice;

•	by him without good reason (as defined below) on 45-days advance written notice;

•	upon his death or disability;

•	by him for good reason (as defined below) with prior written notice; and

•	by us without cause (as defined below).

Under his employment agreement, he is entitled to certain severance payments upon termination in certain circumstances as outlined below.

Termination Without Cause by Amalgamated Bank or for Good Reason by Mr. Mestrich

If Mr. Mestrich’s employment is terminated without cause by us (other than in connection with a change in control, discussed below) or for good reason by him, he is entitled to receive, beginning on the 60th day after such termination, and subject to his execution of a valid release agreement, an amount equal to the sum of (i)(a) 18-months of his base salary as in effect on the date of such termination, minus (b) $180,000, and (ii) his Annual Bonus Target as in effect for the year of termination, payable in equal monthly installments over a period of 18 months.

For purposes of his employment agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

•	his conviction of a felony or any crime involving dishonesty or theft;

•	conduct in connection with his employment that is fraudulent, unlawful or grossly negligent;

•	his willful misconduct;

•	his material breach of his obligations under his employment agreement;

•	any act of dishonesty by him that results or is intended to result in personal gain or enrichment at our expense; or

•	his willful failure to comply with a material policy of the Bank.

For purposes of his employment agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events:

•	a reduction in his base salary;

•	a substantial diminution in his duties or responsibilities;

•	our breach of any material covenant or obligation under his employment agreement; or

•	the relocation of his principal work location to a location outside of New York county.

Change in Control

For purposes of Mr. Mestrich’s employment agreement, a “change in control” means the consummation of a transaction or series of related transactions that results in (i) a person or group (other than Workers United) becoming the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of our securities, or (ii) the transfer or disposition of all or substantially all of our business and assets (whether by sale of assets, merger or otherwise).

If we terminate Mr. Mestrich without cause within 12 months following a change in control or within 90-days before a change in control, and Mr. Mestrich can reasonably demonstrate that such termination was at the request of the eventual acquirer in connection with a change in control, he is entitled to receive, beginning on the 60th day after such termination, and subject to his execution of a valid release agreement, an amount equal to the sum of (i)(a) 24-months of his base salary as in effect on the date of such termination, minus (b) $240,000, and (ii) two times his Annual Bonus Target as in effect for the year of termination, payable in equal monthly installments over a period of 24 months.

Compensation of Directors for Fiscal Year 2019

As of the date of this proxy statement, each non-employee director receives an annual cash retainer as compensation for his or her services as a member of the board of directors as follows:

•	$100,000 for our board chair;

•	$70,000 for our Lead Independent Director; and

•	$50,000 for each other director.

In addition, members of our board committees also receive an additional cash retainer, as follows:

•	Audit Committee members receive $12,000, while the Chair receives $24,000;

•	Compensation Committee members and Enterprise Risk Oversight Committee members each receive $5,000, while each Chair receives $10,000;

•	Governance and Nominating Committee members, Credit Policy Committee members, and Trust Committee members each receive $4,000, while each Chair receives $8,000; and

•	Each member of our Executive and Corporate Social Responsibility Committee receives $4,000.

We pay each director their applicable annual fee in monthly installments. Our directors also participate in our long-term incentive plan and participate in the Amalgamated 2019 Equity Incentive Plan. We do not pay our “inside” employee-director, Mr. Mestrich, any additional compensation for his services as a director.

The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lynne P. Fox	100,000	35,000	—	—	—	—	135,000

Donald E. Bouffard Jr.	82,000	35,000	—	—	—	—	117,000

Maryann Bruce	67,000	35,000	—	—	—	—	102,000

Patricia Diaz Dennis	68,000	35,000	—	—	—	—	103,000

Robert C. Dinerstein	76,000	35,000	—	—	—	—	111,000

Mark A. Finser	58,000	35,000	—	—	—	—	93,000

Julie Kelly	59,000	35,000	—	—	—	—	94,000

John McDonagh	67,000	35,000	—	—	—	—	102,000

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert G. Romasco	87,000	35,000	—	—	—	—	122,000

Edgar Romney Sr.	66,000	35,000	—	—	—	—	101,000

Stephen R. Sleigh (2)	$58,000	35,000	—	—	—	—	93,000

(1)

On May 17, 2019, each non-employee director was granted 1,981 shares of restricted stock units as part of our overall board compensation plan. The shares were valued at $17.67 per share. The shares will fully vest on May 16, 2020. The value of the restricted stock units shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(2)	Mr. Sleigh’s cash fees were paid to Yucaipa Corporate Initiatives Fund II, LP.

In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our board of directors, including expenses relating to lodging, meals and transportation to and from the meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above, the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors, certain 5% or greater stockholders and entities affiliated with them since January 1, 2019. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Policies and Procedures Regarding Related Person Transactions

Transactions by us with related persons are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

Registration Rights Agreement

On April 11, 2012, the Yucaipa Funds purchased, for aggregate cash consideration of $49.9 million, 5,241,680 shares of our Class A common stock (after giving effect to our 20-for-1 stock split). As of December 31, 2019, the Yucaipa Funds owned 12.04% of our outstanding common stock. In connection with the purchase, we entered into a registration rights agreement with the Yucaipa Funds and the other investors that are parties to that agreement, which we collectively refer to herein as the PE Investors. Under the terms of the registration rights agreement, the PE Investors can demand registration of their shares (a “Demand Registration”) under certain circumstances, although we do not have to effect any Demand Registration: (i) unless the anticipated aggregate offering price, net any underwriting discounts or commission, is at least $10 million; (ii) within 90 days after the effective date of a previous Demand Registration or a previous registration under which the demanding PE Investor had piggyback rights; or (iii) if we have previously received a Demand Registration from another PE Investor, or we have filed a registration statement pursuant to another section of the registration rights agreement, and in either case, the effectiveness of the applicable registration statement is still pending and being diligently pursued. Further, we may postpone any Demand Registration for up to 120 days if the board determines such postponement is necessary to avoid premature disclosure of a material matter required to be disclosed in the prospectus associated with the registration statement. The PE Investors also have piggyback registration rights under the registration rights agreement when either the Bank or any other PE Investor initiates a registered offering.

The Bank’s obligations under the registration rights agreement will terminate when all of the Class A common stock subject to the registration rights agreement is sold. The various provisions of the registration rights agreement contemplate that the Bank’s stock would be registered under the Securities Act of 1933 (the “Securities Act”). The parties to the registration rights agreement have acknowledged that the Bank’s stock is exempt from registration under the Securities Act. The registration rights agreement provides that its provisions shall be interpreted in a manner that is consistent with the intent of the registration rights agreement and provides that the terms “SEC” and the “Securities Act” shall refer in such case to the applicable federal or state governmental authority and applicable laws, respectively.

Side Letter Agreements with PE Investors

In connection with certain 2012 amendments to the Securities Purchase Agreements with the PE Investors, we entered into an investor rights agreement with the PE Investors and certain key holders, including the Workers United Related Parties (the “2012 Investor Rights Agreement”). The 2012 Investor Rights Agreement terminated upon the closing of our initial public offering in August 2018. In connection with the termination of the 2012 Investor Rights Agreement, we entered into a Side Letter Agreement with the Yucaipa Funds (the “Side Letter Agreement”).

The following is a summary of certain provisions of the Side Letter Agreement. For more detail, you should refer to the Side Letter Agreement.

Pursuant to the Side Letter Agreement, so long as the Yucaipa Funds and its affiliates own a number of shares representing 5.0% of our Class A common stock then outstanding, we shall take all requisite corporate action to effect the nomination of one director designated by the Yucaipa Funds (an “Investor Nominee”); provided, however, that in the event that the Yucaipa Funds no longer owns 5% of our Class A common stock at any time, the Yucaipa Funds shall notify us and use its best efforts to have the Investor Nominee immediately resign. The Yucaipa Funds has the exclusive right to designate its Investor Nominee and to nominate the replacement for such Investor Nominee upon the death, disability, resignation, retirement, disqualification, or removal of the Investor Nominee or otherwise, except in the event that such vacancy is created because the Yucaipa Funds no longer owns 5.0% of our Class A common stock then outstanding.

Pursuant to the Side Letter Agreement, we are required to reimburse any Investor Nominee for expenses incurred by such Investor Nominee in connection with his or her attendance at regular or special meetings of our board, our board committees, the board of one of our subsidiaries, or a committee of the board of one of our subsidiaries. The Side Letter Agreement provides the Yucaipa Funds with certain information rights, including audited annual financial statements, unaudited quarterly financial statements, business plans, budgets, projections, and other financial and operating information reports we prepare in the ordinary course of business. Additionally, the Side Letter Agreement provides that we shall maintain directors’ and officers’ liability insurance and fiduciary liability insurance for the Investor Nominee and such Investor Nominee shall have the right to enter into an indemnification agreement with us.

The Yucaipa Funds is subject to certain confidentiality obligations under the Side Letter Agreement and is entitled to pursue business ventures similar or dissimilar to the business of the Bank and its subsidiaries, even if competitive with our business, and that shall not be deemed wrongful or improper. However, the Yucaipa Funds will be subject to the following policy: a business or corporate opportunity offered to any person who is a director but not an officer of the Bank and who is a director, officer, employee, partner, member or stockholder of the Yucaipa Funds or one of its affiliates shall belong to the Bank only if such opportunity is expressly offered to such person in his or her capacity as a director of the Bank, and otherwise shall belong to the Yucaipa Funds. Neither the Yucaipa Funds nor its Investor Nominee will be obligated to refer or present any particular business opportunity to the Bank even if such opportunity is relevant to the Bank or its business. No act or omission by the Yucaipa Funds or any of its affiliates in accordance with such policy will be considered contrary to (i) any fiduciary duty that the Yucaipa Funds or any of its affiliates may owe to the Bank or to any other stockholder by reason of the Yucaipa Funds being a stockholder of the Bank, or (ii) any fiduciary duty a director nominated by the Yucaipa Funds who is also a director, officer or employee of the Yucaipa Funds or any of its affiliates may owe to the Bank or any of its stockholders.

Investor Rights Agreement with Workers United

The previous investor rights agreement entered into with certain parties including the Workers United Related Parties terminated by its terms upon consummation of our initial public offering in August 2018. To provide for certain agreements with respect to the corporate governance and certain other matters related to the Bank, upon the closing of our initial public offering, we entered into an investor rights agreement (the “2018 Investor Rights Agreement”) with the Workers United Related Parties. In addition, we have other banking relationships with Workers United and, as of December 31, 2019, Workers United had $86.9 million of deposits with the Bank.

The following is a summary of certain provisions of the 2018 Investor Rights Agreement. For more detail, you should refer to 2018 Investor Rights Agreement.

Pursuant to the 2018 Investor Rights Agreement, so long as the Workers United Related Parties, together with its affiliates and permitted transferees, owns a number of that shares that represent: (i) 10% of the total voting power, the board of directors must have exactly 13 members unless a waiver is granted (which such waiver has been granted with respect to our current 12-member board of directors); and (ii) 20% of the total voting power, the Workers United Related Parties shall have the right to designate the Chair of the board of directors. Additionally, so long as the Workers United Related Parties, together with its affiliates and permitted transferees, owns a number of shares that represents: (i) at least 20% of the total voting power, then the Workers United Related Parties shall have the right to nominate five board members, two of which must be “independent” in accordance with the rules of the Nasdaq and applicable law (an “Independent Nominee”); (ii) between 15% and 19.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate four board members, two of which must be Independent Nominees; (iii) between 10% and 14.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate three board members, one of which must be an Independent Nominee; and (iv) between 5% and

9.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate two board members, one of which must be an Independent Nominee. Pursuant to the 2018 Investors Rights Agreement, we shall take all requisite corporate action to effect the nomination of each director named by the Workers United Related Parties. In the event that a Workers United Related Parties nominee resigns as a result of a decrease in its total voting power, the board of directors shall elect an Independent Nominee to fill the vacancy thereby created. If a Workers United Related Parties nominee resigns for any reason other than as a result of a decrease in the total voting power of the Workers United Related Parties, then the Workers United Related Parties shall have the exclusive right to replace such board member.

Furthermore, the board of directors will be required to have an executive committee, an audit committee, a compensation committee, a governance and nominating committee, a credit/enterprise risk committee, and a trust committee (each, a “Designated Committee”) at all times. Subject to applicable law, regulations and regulatory guidance, if the Workers United Related Parties are entitled to designate two Independent Nominees, then at least one of the Independent Nominees shall serve on each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee; provided, however, that, in the event the Workers United Related Parties are only entitled to designate one Independent Nominee, that Independent Nominee shall serve on at least two of the Designated Committees. In any event, a board member designated by the Workers United Related Parties shall chair the Trust Committee. In addition, pursuant to the 2018 Investor Rights Agreement, the Chair of the board (who may be a Workers United Related Parties nominee) shall be the Chair of the Executive Committee.

Pursuant to the 2018 Investor Rights Agreement, the Workers United Related Parties: (i) entered into an agreement with the underwriters of our initial public offering pursuant to which the Workers United Related Parties agreed not to sell or transfer any share of Class A common stock for 180 days following the closing of our initial public offering on August 13, 2018 without the prior written consent of the underwriters; and (ii) agreed not to sell or transfer any share of Class A common stock for a one-year period following the closing of the initial public offering on August 13, 2018 without our written consent. Following the restrictive periods above, the Workers United Related Parties, together with its affiliates and other permitted transferees, may sell their shares privately or to the public in accordance with the limitations comparable to those imposed upon resales by affiliates of a non-bank issuer under Rule 144 promulgated under the Securities Act. Accordingly, beginning in mid-August 2019, the Workers United Related Parties became entitled to sell a number of shares of Class A common stock within any three-month period that does not exceed the greater of:

•	1.0% of the number of shares of our Class A common stock then outstanding, which currently equals approximately 312,967 shares;

•

the average weekly trading volume in our common stock during the four calendar weeks preceding the date of the sale; provided, however, that the Workers United Related Parties may exceed this volume limitation with the consent of the Bank, which shall not be unreasonably withheld; and

•	sales by the Workers United Related Parties will also be subject to manner of sale provisions comparable to those imposed by Rule 144.

Under the terms of the 2018 Investor Rights Agreement, Workers United Related Parties can demand that we prepare an offering circular for an underwritten public offering within 30 days of the Workers United Related Parties’ written notice stating its intent to conduct such public offering for all or part of its shares of Class A common stock (a “Demand Offering”). The Workers United Related Parties will be entitled to one Demand Offering in any 90-day period. However, the 2018 Investor Rights Agreement provides that we do not have to effect any Demand Offering unless the anticipated aggregate offering price, net any underwriting discounts or commission, is at least $50 million. Further, we may postpone any Demand Offering for up to 120 days if the board of directors determines such postponement is necessary to avoid premature disclosure of a material matter required to be disclosed in the offering circular, except that we cannot postpone any Demand Offering unless we concurrently (A) require the suspension of sales in the open market by our senior executives and directors in accordance with our insider trading policy and (B) refrain from any public offering and open market purchases during the postponement. If we do postpone the delivery of an offering circular, the Workers United Related Parties shall be entitled to withdraw its request, in which case the offering will not count as one of the permitted Demand Offerings. We must provide written notice to the Workers United Related Parties of any postponement of the delivery of an offering circular.

In the event that the Bank proposes to effect an underwritten offering of its Class A common stock for itself or any other stockholder, the Workers United Related Parties will also have the rights under the 2018 Investor Rights Agreement to participate in that underwritten offering. We are generally responsible for all offering fees and expenses of a Demand Offering or an offering in which the Workers United Related Parties participate, including reimbursement of reasonable attorneys’ fees to the Workers United Related Parties, but not including any underwriting discounts or commissions or transfer taxes attributable to the sale of Class A common stock in such an offering. The demand and piggyback participation rights granted to the Workers United Related Parties under the 2018 Investor Rights Agreement are intended to be equivalent to those granted to the PE Investors under their existing registration rights agreement.

Additionally, in the event that we prepare an offering circular for the sale of the Workers United Related Parties’ Class A Common stock in accordance with the provisions described in the preceding paragraphs, we must indemnify the Workers United Related Parties and its officers, directors, employees, and affiliates from claims, damages, liabilities, and expenses that arise out of or are based upon any untrue statement or alleged untrue statement in that offering circular, any omission or alleged omission of a material fact required to be stated therein or necessary to make statements therein not misleading in that offering circular, or any violation of the Exchange Act or “blue sky” laws, except insofar and to the extent as the same are made in reliance and in conformity with information relating to the Workers United Related Parties furnished in writing to us by the Workers United Related Parties expressly for use therein. In the event the Workers United Related Parties provide information and affidavits that we request for use in connection with that offering circular, the Workers United Related Parties must indemnify us and our officers, directors, employees, and affiliates from claims, damages, liabilities, and expenses that arise out of or are based upon any untrue statement or alleged untrue statement in our offering circular, any omission or alleged omission of a material fact required to be stated therein or necessary to make statements therein not misleading in our offering circular, or any violation of the Exchange Act or “blue sky” laws, but only to the extent that the same are made in reliance and in conformity with information relating to the Workers United Related Parties furnished in writing to us by the Workers United Related Parties expressly for use therein.

The Workers United Related Parties entered into an Ownership Agreement among themselves (the “Ownership Agreement”), pursuant to which they agreed not to transfer any of their Class A common stock unless the transfer complies with the 2018 Investor Rights Agreement. Pursuant to the Ownership Agreement, the Workers United Related Parties also agreed that, before offering any of their Class A common stock to an unaffiliated third party, they will first offer the other Workers United Related Parties the opportunity to purchase such shares.

Interests of Certain Directors in the Consolidated Retirement Plan

Workers United, several of its affiliates, and the Bank are participating employers in the Consolidated Retirement Fund (the “CRF”), an ERISA multiemployer plan. Under our bylaws, any decision by the Bank to withdraw, in a complete or partial withdrawal, from the CRF, or to amend its participation in the CRF in a manner materially detrimental to its participants, shall require approval by not less than two thirds of the disinterested board members with such vote to be held at a board meeting at which all board members are given notice and an opportunity to participate in the discussion. In making such decision, the directors shall take into account each of the factors set forth in Section 7015(2) of the New York Banking Law and that the Bank is committed, as part of its mission and marketing efforts, to progressive pay policies for its employees. Each of the following Bank directors is a participant under the CRF and, therefore, directly benefits from the Bank’s participation in the CRF: Ms. Fox, Ms. Kelly, Mr. Mestrich, and Mr. Romney Sr. In addition, Ms. Fox (as Chair), Mr. Romney Sr., and Mr. Mestrich, also serve as trustees of the CRF. The Amalgamated Life Insurance Company is the other principal participant in the CRF. Ms. Fox, Ms. Kelly, and Mr. Romney Sr. are board members of The Amalgamated Life Insurance Company. In order to mitigate any potential conflict of interest between their positions as board members and participants in the CRF, these individuals would not be considered disinterested and therefore would not vote on any decision by the Bank to withdraw, in a complete or partial withdrawal, from the CRF, or to amend its participation in the CRF in a manner materially detrimental to its participants.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2020. Our Audit Committee invited several independent registered public accounting firms to participate in this process. Following review of proposals from such independent registered public accounting firms, our Audit Committee approved the engagement of, and appointment of, Crowe LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Bank for the year ending December 31, 2020 and to prepare a report on this audit. A representative of Crowe LLP (our independent auditors for fiscal year ended December 31, 2020) is expected to be available via teleconference at the annual meeting and will be also be available to respond to appropriate questions. The Crowe LLP representative will also have an opportunity to make a statement if he or she desires to do so. We do not expect KPMG LLP (our independent auditors for fiscal year ended December 31, 2019) to be present at the annual meeting.

We are asking our stockholders to ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Crowe LLP to our stockholders for ratification as a matter of good corporate practice. Even if the stockholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Bank and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Audit and Related Fees

Our independent auditors for the year ended December 31, 2019 were KPMG LLP. The following table shows the fees payable in the years ended December 31, 2019 and 2018 to KPMG:

	2019(1)	2018(1)
Audit Fees	$1,050,000	$1,090,000
Audit-Related Fees	272,000	850,500
Tax Fees	—	—
All Other Fees	—	—

Total	$1,322,000	$1,940,500

(1)	Excludes audit services and tax services provided to certain Amalgamated funds within our trust business, which are not consolidated with our financial statements.

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2019 and 2018 fiscal years for the audit of our consolidated annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2019 and 2018. These services in 2019 principally include the costs associated with work performed in relation to work related to our benefit plans and our Department of Housing and Urban Development (HUD) loans.

Tax Fees. This category includes the aggregate fees billed for any services related to corporate tax compliance, as well as counsel and advisory services.

All Other Fees. KPMG did not bill us for any other services for the fiscal years ended December 31, 2019 and 2018.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in the Audit Committee’s Pre-Approval Policy or in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Change in Auditors

On December 12, 2019, the Audit Committee approved the appointment of Crowe as our independent registered public accounting firm for the fiscal year ending December 31, 2020. In conjunction with the selection of Crowe, the Audit Committee, on December 12, 2019, approved the dismissal of KPMG as our independent registered public accounting firm, subject to and effective upon the completion of its audit of our consolidated financial statements for the fiscal year ending December 31, 2019 and the filing of our Annual Report on Form 10-K for that fiscal year.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2018, and the subsequent interim period through December 12, 2019, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, except that KPMG advised us of the following material weakness: During the course of the audit of our financial statements for 2018, a material weakness in our internal controls over the completeness and accuracy of deferred income taxes was identified. More specifically, the control operator’s review of the deferred tax asset inventory did not sufficiently perform control procedures to substantiate the completeness and accuracy of deferred tax assets, including adequately resolving certain variances identified in the related deferred income tax provision.

During the fiscal years ended December 31, 2018 and December 31, 2017, respectively, and the subsequent interim period through December 12, 2019, neither we nor anyone acting on our behalf consulted with Crowe with respect to on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

PROPOSAL THREE

ADOPTION OF AMENDED AND RESTATED ORGANIZATION CERTIFICATE

Introduction

We are submitting for adoption by the Bank’s stockholders at the annual meeting an amended and restated Organization Certificate in the form set forth in Appendix A to this proxy statement (the “New Organization Certificate”), which is marked to show the proposed changes. The New Organization Certificate amends and restates our current Organization Certificate (which we refer to as the “Old Organization Certificate”) in order to:

•	add a business clause; and

•	explicitly provide for the stakeholder considerations a director shall consider when discharging his or her duties.

If the New Organization Certificate is adopted by the Bank’s stockholders at the annual meeting, the Bank’s management will deliver the New Organization Certificate to the Superintendent of the New York State Department of Financial Services, which we refer to herein as NYDFS, for filing. The New Organization Certificate will be effective on the date of such filing by the Superintendent. The Board has adopted resolutions approving, and recommending to its stockholders for approval, the adoption of the New Organization Certificate.

We believe that, due to the amendments to be made to the Old Organization Certificate, it is appropriate to restate the Old Organization Certificate. A restatement will consolidate the amendments to the Old Organization Certificate, making it less cumbersome to read and more concise.

The Superintendent of NYDFS has granted an approval in principle for the Bank to adopt the New Organization Certificate, subject to final approval following our stockholders meeting.

Amendments to the Bank’s Organization Certificate

The following table summarizes material changes to the Old Organization Certificate that will result if the stockholders adopt the New Organization Certificate. This summary does not purport to be complete or cover all aspects in which your rights as an existing stockholder may differ from your rights after the amendment and restatement. Please consult the following for a more complete understanding of these differences: the New York Banking Law, and the Bank’s Organization Certificate and By-laws, each as amended, restated, supplemented or otherwise modified from time to time. For complete information, you should read the full text of the New Organization Certificate included as Appendix A to this proxy statement.

Provisions of the Old Organization Certificate	Provisions of the New Organization Certificate

Purpose

The Old Organization Certificate did not have a business purpose clause.	The New Organization Certificate shall add to Article FIRST:

The purpose for which the Bank is organized is to engage in the business of a commercial bank in the manner authorized by the laws of the State of New York and to do any and all things a bank organized pursuant to the New York Banking Law may do which are not inconsistent or in contravention with the provisions of such laws, and such purpose shall include creating a material positive impact on society and the environment, taken as a whole, from the business and operations of the Bank.

Director Duties

The Old Organization Certificate is silent on director duties, but the statutory default under New York Banking Law is that in taking action, a director shall be entitled to consider, without limitation

(a)   both the long-term and the short-term interests of the corporation and its stockholders, and

(b)   the effects that the corporation’s actions may have in the short-term or in the long-term upon any of the following:

(i) the prospects for potential growth, development, productivity and profitability of the corporation;

(ii)  the corporation’s current employees;

(iii)  the corporation’s retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation;

(iv) the corporation’s customers and creditors; and

(v)   the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.

Nothing in the statutory default created any duties owed by the directors to any person or entity to consider or afford any particular weight to any of the foregoing or abrogate any duty of the directors.

The New Organization Certificate shall add an Article NINTH that provides:

(a) In discharging his or her duties and in considering the best interests of the Bank, directors shall consider the effects of any action or inaction upon:

(i) the stockholders of the Bank;

(ii) the employees and work force of the Bank, its subsidiaries, and its suppliers;

(iii) the interests of its customers as beneficiaries of the purpose of the Bank to have a material positive impact on society and the environment;

(iv) community and societal factors, including those of each community in which offices or facilities of the Bank, its subsidiaries, or its suppliers are located;

(v) the local and global environment;

(vi) the short-term and long-term interests of the Bank, including benefits that may accrue to the Bank from its long-term plans and the possibility that these interests may be best served by the continued independence of the Bank; and

(vii) the ability of the Bank to create a material positive impact on society and the environment, taken as a whole.

(b) In discharging his or her duties, and in determining what is in the best interests of the Bank, a director is not be required to regard any interest, or the interests of any particular group affected by such action, including the stockholders, as a dominant or controlling interest or factor.

(c) A director does not have a duty to any person other than a stockholder in its capacity as a stockholder with respect to the purpose of the Bank or the obligations set forth in the New Organization Certificate, and nothing in the New Organization Certificate express or implied, is intended to create or shall create or grant any right in or for any person other than a stockholder or any cause of action by or for any person other than a stockholder or the Bank.

(d) Notwithstanding the foregoing, any director is entitled to rely on the provisions regarding “best interests” as set forth above in enforcing his or her rights hereunder and under state law, and such reliance shall not, absent another breach, be construed as a breach of a director’s duty of care, even in the context of a change in control transaction where, as a result of weighing the interests set forth in subsection (a)(i)-(vii) above, a director determines to accept an offer, between two competing offers, with a lower price per share.

(e) Nothing in the New Organization Certificate shall eliminate, diminish, or preempt the Bank’s duties to operate safely and soundly in accordance with applicable regulatory requirements.

Reasons for these amendments:

We are a certified B Corp, which is a certification provided by B Lab and which is central to our core values. B Lab is a 501c3 nonprofit organization headquartered in Berwyn, Pennsylvania. B Lab operates three additional domestic offices: New York, New York; Boulder, Colorado; and San Francisco, California. In addition to its U.S. operations, B Lab has global partners in Latin America, Europe, the United Kingdom, Australia/New Zealand and East Africa.

Certified B Corps are businesses that meet the highest standards of verified social and environmental performance, public transparency, and legal accountability to balance profit and purpose. The B Corp community works toward reduced inequality, lower levels of poverty, a healthier environment, stronger communities, and the creation of more high-quality jobs with dignity and purpose.

Companies that achieve B Corp certification are required to adopt the B Corp legal requirement to maintain the certification, which can be completed in two ways: (1) by electing benefit corporation status within the applicable state’s corporate code, committing the company to a set of prescribed expanded fiduciary duties and related provisions; or (2) by amending the company’s articles and inserting specific language facilitated by the applicable state’s constituency statute that permits stakeholder considerations. Although the New York Business Corporation Law includes provisions permitting a corporation to elect to be a benefit corporation, New York Banking Law does not include corresponding provisions.

Thus, for us to maintain our B Corp certification, we must amend our Organization Certificate to include specific language regarding stakeholder considerations. As such, we are asking stockholders to approve the addition of:

•	a business purpose clause, and

•	a provision that explicitly provides for the stakeholder considerations a director will consider when discharging his or her duties.

The purpose of the amendments are as follows:

•	to allow us to maintain our B Corp certification;

•	to legally commit us to consider the impact of our decisions on workers, customers, suppliers, community, the environment, and the Bank’s impact on society; and

•	to align further our mission and values to our organizational documents.

Procedures for Restating the Bank’s Organization Certificate

If the Bank’s stockholders adopt the New Organization Certificate, the Bank will deliver the New Organization Certificate, included as Appendix A to this proxy statement, to the Superintendent of NYDFS for filing. The New Organization Certificate will then become effective upon the approval and filing thereof by NYDFS.

Vote Required and the Board’s Recommendations

The affirmative vote of the holders of at least 66 2/3% of all outstanding shares entitled to vote is required to adopt the New Organization Certificate. Therefore, the failure to vote or an abstention, either in person or by proxy, will have the same effect as a vote against such proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDED AND RESTATED ORGANIZATION CERTIFICATE.

PROPOSAL FOUR

APPROVAL OF THE AMALGAMATED BANK EMPLOYEE STOCK PURCHASE PLAN

Our board of directors unanimously recommends that the stockholders of the Bank adopt and approve the Amalgamated Bank Employee Stock Purchase Plan (the “ESPP”). Our board of directors believes that the adoption and approval of the ESPP is advisable and in the best interests of the Bank’s stockholders as the ESPP will (i) assist in the retention of current employees and hiring of new employees and (ii) provide employees with an incentive to contribute to our success by providing an opportunity to eligible employees to purchase shares of our Class A common stock in a convenient and an attractive manner.

A summary of the material features of the ESPP is set forth below. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the ESPP, which is attached to this proxy statement as Appendix B.

Approvals

The ESPP will be adopted effective as of the date that the approvals of both the Bank’s stockholders and our board of directors are obtained.

Purpose

The purpose of the ESPP is to provide eligible employees of the Bank and participating affiliates with an incentive to advance the interests of the Bank by affording them an opportunity to purchase shares of our Class A common stock at a favorable price. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Compensation Committee of our board of directors, which refer to herein this proposal as the Committee, will administer the ESPP. Except to the extent that the full board of directors is serving as the Committee, the Committee will be composed solely of three or more non-employee directors. The Committee will interpret and construe the ESPP and all offers made under the ESPP. All determinations and decisions by the Committee regarding the interpretation or application of the ESPP will be final and binding on all ESPP participants.

Eligibility

Employees of the Bank and the employees of participating affiliates (as defined in the ESPP) are eligible to participate in any offering period under the ESPP beginning on or after the first day of the next calendar quarter after all of the following requirements are met: (1) the employee is customarily employed by the Bank or a participating affiliate for at least 20 hours per week for at least 5 months per year; (2) the employee does not own stock possessing 5% or more of the total combined voting power of all classes of stock of the Bank or a parent or subsidiary corporation and (3) the employee is not an employee within an excluded category with respect to the offering.

As of March 1, 2020, the Bank and its participating affiliates had approximately 402 employees, of whom approximately 390 should be eligible to participate in an offering period under the ESPP.

Stock Subject to the ESPP

If approved, the ESPP would reserve an aggregate of 500,000 shares of our Class A common stock for issuance under the ESPP. If any offers to sell shares under the ESPP expire or terminate prior to their exercise in full, the shares subject to such offer may again be subject to a future offer to sell granted under the ESPP.

Offering Periods

An offering period is the period, designated by the Committee, during which the Bank offers to sell shares under the ESPP to eligible employees with respect to that offering period. An offering period may last for a period of between one and 12 months. The Committee, in its discretion, may make available alternative, concurrent, sequential, or overlapping offering periods and each offering period need not have the same eligible employees, duration, commencing or ending dates, or purchase prices. However, all eligible employees who are eligible for the offering period will have the same rights and privileges with respect to that offering period.

Participation

Eligible employees may participate in an offering period under the ESPP by completing an enrollment form and filing it with the Bank within the time frame established by the Committee with respect to the applicable offering period. On the enrollment form, eligible employees authorize the Bank or the participating affiliate (as applicable) to automatically deduct a percentage or a specific amount of after-tax dollars from their eligible compensation each payroll period until the employee instructs the Bank or participating affiliate to stop the deductions or until the employee’s employment is terminated (subject to limitations, as described below). The designated percentage or specific amount of eligible compensation deducted for each payroll period may not be less than 1% or greater than 25% of the participants eligible compensation for that payroll period. Eligible compensation is generally defined for purposes of the ESPP as gross wages, salaries, commissions, overtime, and bonuses received during the offering period.

No eligible employee may participate in an offering to the extent that, with respect to the calendar year in which the offering remains outstanding at any time, the rights of the employee to purchase Class A common stock under the ESPP and all similar purchase plans maintained by the Bank or its subsidiary corporations (as defined in Code Section 424(e) and (f)) would accrue at a rate which exceeds the lesser of: (1) 15% of the his or her eligible compensation (determined that the time the option is granted), or (2) $25,000 of the fair market value of such Class A common stock (determined at the time the right is granted).

Participants may end their participation in an offering at any time at least 30 days before a purchase date. If a participant’s employment is terminated for any reason, his or her election to participate in the offering period will terminate as of the date of termination and the participant’s payroll deductions not already used to purchase stock under the ESPP will be returned to the participant, except where such termination occurs within the last two weeks of the offering period in which case the participant’s payroll deductions will still be applied to purchase stock at the end of the offering period.

Purchase Price

To the extent that an eligible employee elects to purchase shares during any offering period, such shares will be purchased on the last day of the offering period. The purchase price to be paid by the eligible employee for each share of Class A common stock on the purchase date will be designated by the Committee at the time it designates the offering period. The purchase price will never be less than 85% of the fair market value of the Class A common stock on the purchase date (determined as set forth in the ESPP). The purchase price may even be 100% of the fair market value, but the advantage to an eligible employee of such a purchase would be the savings of trading fees that would normally be incurred through a broker in the private market.

Restrictions on Shares Purchased

A participant may not dispose of shares acquired under the ESPP until six months following the grant date of such shares, or any earlier date as of which the Committee has determined that the participant would qualify for a hardship distribution from the Bank’s 401(k) Plan (note, however, that disposing of shares prior to two years from the first day of the offering period or one year from the date of purchase may trigger ordinary income taxation as described under Federal Income Taxation below). Upon the expiration of the holding period for any share of stock, the participant’s right to dispose of shares will be determined under the Bank’s Stock Ownership Policy for Executives and applicable securities laws.

All shares purchased under the ESPP will also be subject to clawback, recovery, or recoupment, as determined by the Committee in its sole discretion, (a) as provided in the Bank’s Policy on Sound Executive

Compensation and any other compensation clawback or forfeiture policy implemented by the Bank from time to time and applicable to all officers of the Bank, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, New York Banking Law, federal banking law or other applicable law, (c) to the extent that the Committee determines that the participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the participant has willfully engaged in any activity injurious to the Bank, or the participant’s termination with the Bank or its subsidiaries is for cause, and/or (d) in instances of regulatory or capital issues and bad risk behavior.

Adjustments

The ESPP provides that in the event of certain extraordinary corporate transactions or events affecting the Bank, the Committee or the board of directors will or may make such adjustments as it deems appropriate and equitable to (1) the number of shares of Class A common stock reserved for issuance and delivery under the ESPP, (2) the minimum and maximum number of shares that may be purchased by a participant, and (3) the number and purchase price of shares made available for purchase under the current offering period.

In the case of corporate transactions, such as a merger or consolidation, such adjustments may include early termination of the offering period.

Amendment and Termination of the ESPP

Our board of directors in its discretion may terminate the ESPP at any time with respect to any shares for which options have not been granted. The Committee has the right to amend the ESPP without the approval of our stockholders; provided, that no such change may impair the rights of a participant with respect to any outstanding offering period without the consent of such participant, other than a change determined by the Committee to be necessary to comply with applicable law. Further, the Committee may not make any amendment, without the approval of our stockholders, which would (i) increase the aggregate number of shares which may be issued under the ESPP, (ii) change the class of individuals eligible to receive options under the ESPP, or (iii) cause options issued under the ESPP to fail to meet the requirements for employee stock purchase plans (as defined in Section 423 of the Code).

Unless earlier terminated by the board of directors, the ESPP will automatically terminate on, and no further offering periods will begin, the date that is 10 years after its effective date.

Federal Income Tax Information

The following discussion summarizes certain federal income tax consequences of participation in the ESPP. This discussion is based on current laws in effect on the date of this Proxy Statement, which are subject to change (possibly retroactively). The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the ESPP, nor does it cover state, local or non-U.S. tax consequences. The tax treatment of participants in the ESPP may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the ESPP.

The ESPP is intended to qualify under the provisions of Section 423 of the Code. The ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of the shares acquired. If the shares are sold or disposed of more than two years from the first day of the offering period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the purchase price discount. For these tax purposes, the “purchase price discount” is based off the stock price on the first day of the offering period and equals the excess of the fair market value of the stock at the time the option was granted over the option price, computed as if the option had been exercised on the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss equal to the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. Participants will be required to notify us in writing of the date and terms of any disposition of shares purchased under the ESPP, unless such shares are held by a broker designated by the Committee in the participant’s ESPP account.

New ESPP Benefits

The amounts of future stock purchases under the ESPP are not determinable because, under the terms of the ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of the Bank’s Class A common stock.

Vote Required and Board’s Recommendations

Section 1.423-2(c) of the Treasury Regulations requires approval of the ESPP by a majority of the stockholders unless the Bank’s corporate charter, bylaws, or applicable state law requires more. Therefore, the failure to vote or an abstention, either in person or by proxy, will have the same effect as a vote against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMALGAMATED BANK EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL FIVE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the JOBS Act, we, as an” emerging growth company,” are not required, but have agreed voluntarily, to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the applicable compensation disclosure rules of the FDIC and the SEC.

As described in greater detail under the heading “Director and Executive Officer Compensation,” we seek to align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of strategic and operational goals and the achievement of increased stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interest of the Bank’s stockholders. We also believe that the Bank and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to express your views regarding the compensation of the Named Executive Officers by voting to approve or not approve such compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on the Bank, our board of directors or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the applicable compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OUR 2019 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2019 Annual Report on Form 10-K without exhibits, as filed with the FDIC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001, Attention: Corporate Secretary or by calling (212) 895-4490.

PROPOSED STOCKHOLDER RESOLUTIONS

Upon approval of a majority of the votes cast by the holders of shares of stock present in person or represented by proxy and entitled to vote, the following resolutions of the stockholders shall be passed:

BE IT RESOLVED, that the following persons be, and they hereby are, elected to serve as members of the Board of Directors of the Bank, to serve until their successors are elected and qualified or until their earlier death, resignation or removal:

Lynne P. Fox	Robert C. Dinerstein	Keith Mestrich
Donald E. Bouffard Jr.	Mark A. Finser	Robert G. Romasco
Maryann Bruce	Julie Kelly	Edgar Romney Sr.
Patricia Diaz Dennis	John McDonagh	Stephen R. Sleigh; and

BE IT RESOLVED, that the stockholders of Amalgamated Bank hereby ratify the appointment of Crowe LLP as the Bank’s independent registered public accounting firm for 2020.

Upon approval of the Amended and Restated Organization Certificate by the affirmative vote of holders of at least 66 2/3% of all outstanding shares entitled to vote, the following resolution of the stockholders shall be passed:

BE IT RESOLVED, that the stockholders of Amalgamated Bank hereby approve and adopt the amended and restated Organization Certificate and the amendments to the Bank’s Organization Certificate reflected in the form attached to this proxy statement as Appendix A, and hereby request the Board of Directors to take all actions necessary to effect such amendments, including the execution and delivery to the Superintendent of the New York State Department of Financial Services copies of the amended and restated Organization Certificate and any other necessary documents.

Upon approval of the employee stock purchase plan by the affirmative vote of a majority of the votes outstanding, the following resolutions of the stockholder shall be passed:

BE IT RESOLVED, that the stockholders of Amalgamated Bank hereby approve the adoption of the Employee Stock Purchase Plan, and hereby request the Board of Directors to take all actions necessary to effect the adoption of such plan.

The Board of Directors asks our stockholders to vote in favor of the following resolution:

BE IT RESOLVED, that the compensation paid to the Bank’s Named Executive Officers, as disclosed in the Bank’s proxy statement for the 2020 annual meeting of stockholders pursuant to the applicable compensation disclosure rules of the FDIC and the SEC is hereby APPROVED.

BY ORDER OF THE BOARD OF DIRECTORS,

Lynne P. Fox
Chair

Appendix A

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

[See Attached]

RESTATED ORGANIZATION CERTIFICATE

OF

AMALGAMATED BANK

Under Section 8007 of the Banking Law

We, the undersigned, Keith Mestrich, President and Chief Executive Officer, and Deborah Silodor, Secretary, of Amalgamated Bank, do hereby certify that:

1. The name of the corporation is Amalgamated Bank. The name under which the corporation was originally formed was The Amalgamated Bank of New York.

2. The Organization Certificate of the corporation was filed by the Superintendent of Banks of the State of New York on March 12, 1923.

3. The Organization Certificate of the corporation, as heretofore amended, is hereby amended to reflect (i) ~~(~~a~~) a decrease in the capital stock of the corporation from Twenty Nine Million Seven Hundred Thousand Dollars ($29,700,000) to Seven Hundred and Eleven Thousand Dollars ($711,000), representing the change of par value of each of the Class A common stock and the Class B common stock from $10.00 par value per share to $0.01 par value per share, (B) the addition of sixty seven million nine hundred thousand (67,900,000) shares of Class A common stock, (C) the retirement and elimination of the designation of the Series B preferred shares and (D) the addition of one million shares of preferred stock of the par value of $0.01 per share, all of~~ stated purpose of the Bank, which is set forth in Article ~~THIRD~~FIRST and (ii) the addition of Article ~~EIGHTH which allows directors in a contested election to be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election, or otherwise, if an uncontested election, allowing directors to be elected by a majority of the votes cast by the holders of shares of stock present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders at which a quorum is present~~NINTH, which requires the Bank’s directors to consider the enumerated interests when making business decisions, and, as so amended, the Organization Certificate of the corporation is hereby restated to read as herein set forth in full:

“ORGANIZATION CERTIFICATE

OF

AMALGAMATED BANK

FIRST. That the name by which such Bank is to be known is Amalgamated Bank. The purpose for which the Bank is organized is to engage in the business of a commercial bank in the manner authorized by the laws of the State of New York and to do any and all things a bank organized pursuant to the New York Banking Law may do which are not inconsistent or in contravention with the provisions of such laws, and such purpose shall include creating a material positive impact on society and the environment, taken as a whole, from the business and operations of the Bank.

SECOND. That the place where its business is to be transacted is 275 Seventh Avenue, in the Borough of Manhattan, in the City of New York.

THIRD. The total capital stock of the corporation is $711,000, consisting of (i) 70,000,000 shares of Class A common stock of the par value of $0.01 each and 100,000 shares of Class B common stock of the par value of $0.01 each, and (ii) 1,000,000 shares of preferred stock of the par value of $0.01 each that the Board is authorized, subject to limitations prescribed by law and this Article THIRD, to provide for the issuance of the shares of preferred stock in series, to fix the number of shares in any or all series of preferred stock to be issued and to fix any or all the designations, relative rights, preferences and limitations of any or all series of preferred stock. The relative rights, preferences and limitations of the shares of each class shall be as follows:

Common Stock

The holders of the shares of common stock (both Class A and Class B) shall receive dividends, pro rata, as funds are available for such dividends, after payment of required dividends, if any, to holders of any preferred stock as and when such dividends are declared by the Board of Directors of the corporation. The holders of the Class B common stock shall not have any voting powers, either general or special, except as otherwise provided by law. The holders of the shares of Class A common stock shall be entitled to vote in person or by proxy, appointed by an instrument in writing at any annual or special meeting of the stockholders of the corporation, each stockholder having one vote for each share of Class A common stock registered in his name on the books of the corporation, at the time of the closing of the transfer book for said meeting.

FOURTH. Unless otherwise set forth in an amendment to the Organization Certificate, no holder of any shares of capital stock in the corporation of any class or series whatsoever shall, because of such ownership of shares, have a preemptive or other right to purchase, subscribe for or take any part of any shares of capital stock in the corporation of any class or series whatsoever, whether now or hereafter authorized, or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of capital stock in the corporation, issued, optioned or sold by the corporation at any time, whether issued for cash or other consideration, or by way of dividend or other distribution. Any part of the shares of capital stock authorized by this Organization Certificate, and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of capital stock in the corporation, may at any time be issued, optioned for sale and sold or disposed of by the corporation pursuant to resolution of its Board of Directors to such persons and upon such terms and conditions as may, to the Board, seem proper and advisable without first offering to existing holders of shares of capital stock in the corporation any part of the such capital stock or the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase capital stock in the corporation to be issued, optioned or sold.

FIFTH. That the term of its existence shall be perpetual.

SIXTH. That the number of directors shall be not less than seven (7) nor more than twenty-one (21).

SEVENTH. That the corporation is to exercise the powers conferred by Section 100 of the Banking Law.

EIGHTH. At any meeting of stockholders at which directors are to be elected, except as provided in the next sentence with respect to contested elections, each nominee for election as a director shall be elected by a majority of the votes cast by the holders of shares of stock present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders at which a quorum is present. In a contested election of directors, directors shall be elected by a plurality of the votes cast by the holders of shares of stock present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders at which a quorum is present. For purposes of this Article, (i) an election of directors shall be considered contested if, as of the date that is fourteen (14) days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Federal Deposit Insurance Corporation, the number of valid nominees exceeds the number of directors to be elected and (ii) a majority of the votes cast means that the number of shares voted for a director must exceed the number of votes cast against that director excluding abstentions. Any director who receives a greater number of votes cast against than for shall be subject to any resignation policies that are adopted by the Board.~~”~~

NINTH: (a) In discharging the duties of their respective positions and in considering the best interests of the Bank, the board of directors, committees of the board, and individual directors shall consider the effects of any action or inaction upon:

(i) the stockholders of the Bank;

(ii) the employees and work force of the Bank, its subsidiaries, and its suppliers;

(iii) the interests of its customers as beneficiaries of the purpose of the Bank to have a material positive impact on society and the environment;

(iv) community and societal factors, including those of each community in which offices or facilities of the Bank, its subsidiaries, or its suppliers are located;

(v) the local and global environment;

(vi) the short-term and long-term interests of the Bank, including benefits that may accrue to the Bank from its long-term plans and the possibility that these interests may be best served by the continued independence of the Bank; and

(vii) the ability of the Bank to create a material positive impact on society and the environment, taken as a whole.

(b) In discharging his or her duties, and in determining what is in the best interests of the Bank, a director shall not be required to regard any interest, or the interests of any particular group affected by such action, including the stockholders, as a dominant or controlling interest or factor.

(c) A director does not have a duty to any person other than a stockholder in its capacity as a stockholder with respect to the purpose of the Bank or the obligations set forth in this Organization Certificate, and nothing in this Organization Certificate express or implied, is intended to create or shall create or grant any right in or for any person other than a stockholder or any cause of action by or for any person other than a stockholder or the Bank.

(d) Notwithstanding the foregoing, any director is entitled to rely on the provisions regarding “best interests” as set forth above in enforcing his or her rights hereunder and under state law, and such reliance shall not, absent another breach, be construed as a breach of a director’s duty of care, even in the context of a change in control transaction where, as a result of weighing the interests set forth in subsection (a)(i)-(vii) above, a director determines to accept an offer, between two competing offers, with a lower price per share.

(e) Nothing in this Organization Certificate shall eliminate, diminish, or preempt the Bank’s duties to operate safely and soundly in accordance with applicable regulatory requirements.”

4. This amendment and restatement of the Organization Certificate was approved by a majority of the Board of Directors of the corporation at a meeting held on ~~May 4, 2018~~October 30, 2019 and by sixty-six and two-thirds percent (66-2/3%) of all outstanding shares entitled to vote thereon at a meeting of stockholders of the corporation held on ~~June 29~~April 29, ~~2018~~2020.

IN WITNESS WHEREOF, we have signed and verified this Certificate as of this                 th day of     , 2020.

Keith Mestrich
President and Chief Executive Officer

Deborah Silodor
Secretary

Appendix B

FORM OF

THE AMALGAMATED BANK EMPLOYEE STOCK PURCHASE PLAN

[See Attached]

FORM OF

AMALGAMATED BANK EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:

APPROVED BY THE STOCKHOLDERS:

EFFECTIVE DATE:

1.	PURPOSE.

The purpose of the Amalgamated Bank Employee Stock Purchase Plan is to provide eligible employees with an incentive to advance the interests of Amalgamated Bank, a New York non-member commercial bank and chartered trust company (the “Bank”), by affording them an opportunity to purchase stock of the Bank at a favorable price.

2.	GENERAL

(a) Compliance With Applicable Laws. The Plan is subject to any applicable provisions of the New York Banking Law or the regulations of the New York State Banking Board, and any other applicable law or regulation.

(b) Effective Date. The Plan will not become effective until the date that the Plan has been approved by the Board. The effectiveness of the Plan shall be subject to approval by the holders of a majority of the outstanding shares of capital stock of the Bank within twelve (12) months before or after the date the Plan is adopted by the Board. Such approval shall be obtained in the manner and to the degree required under applicable laws. No Shares may be delivered to any Participant under the Plan unless and until such shareholder approval is obtained. If such shareholder approval is not obtained, all options to purchase shares of Stock granted hereunder shall be null and void, except that any payroll deductions related to the options shall be returned to the applicable Participants.

(c) Duration. The Plan shall remain in effect until the earliest of (i) the date the Board terminates the Plan pursuant to Section 18, (ii) the Plan’s automatic termination as set forth in Section 18, or (iii) the date that all Shares authorized for issuance under the Plan shall have been purchased or granted according to the Plan’s provisions.

3.	DEFINED TERMS.

The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context:

“Board” means the Board of Directors of the Bank.

“Cancellation Notice” means the notice, in the form approved by the Committee, that is delivered by a Participant who wishes to cancel his or her election to purchase Stock during an Offering, as described in Section 8(e).

“Cause” shall have the meaning set forth in the Participant’s employment agreement with the Bank or one of its Subsidiaries; or if no such definition exists at the time in question, means, with respect to a Participant, the occurrence of any of the following events: (a) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Bank or any Subsidiary or affiliate or deliberate violation of a material Bank, Subsidiary or affiliate policy; (b) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (c) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Bank or any Subsidiary or affiliate or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Bank; or (d) the Participant’s willful and material breach of any of his or her obligations under any written plan or covenant with the Bank. The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Bank, and all other affected persons. The foregoing definition does not in any way limit the Bank’s ability to terminate a Participant’s employment or service at any time, and the term “Bank” will be interpreted herein to include any Subsidiary or affiliate or successor thereto, if appropriate. Any determination by the Committee that the service of a Participant was terminated with or without Cause for the purposes of the Plan will have no effect upon any determination of the rights or obligations of the Bank, any Subsidiary or affiliate, or such Participant for any other purpose. For purposes of this definition, Cause shall not be considered to exist unless the Bank provides written notice to the Participant which indicates the specific Cause provision in this Plan relied upon, to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause, and specifies the termination date. The failure by the Bank to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Bank hereunder or preclude the Bank from asserting such fact or circumstance in enforcing the Bank’s rights hereunder.

“Change in Control” means the occurrence of any one or more of the following events: (a) the consummation of a transaction, or a series of related transactions undertaken with a common purpose, in which any individual, entity or group (a “Person”), acquires ownership of stock of the Bank that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Bank’s stock; or (b) a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of the Bank’s assets having a total Gross Fair Market Value of 40% or more of the total gross fair market value of all of the assets of the Bank. For this purpose, “Gross Fair Market Value” means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Plan, a Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of the Bank immediately prior to the transaction hold at least 50% of the outstanding voting securities of the successor company immediately after the transaction; (ii) any transaction or series of transactions approved by the Board principally for bona fide equity financing purposes in which cash is received by the Bank or any successor thereto or indebtedness of the Bank is cancelled or converted or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of the Bank’s assets to a majority-owned Subsidiary; or (iv) a transaction undertaken for the principal purpose of restructuring the capital of the Bank, including, but not limited to, reincorporating the Bank in a different jurisdiction, or creating a holding company.

Notwithstanding the foregoing, a Change in Control will only be deemed to occur if the consummation of the corporate transaction meets the requirements of Treasury Regulation §1.409A-3(a)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations or formal guidance issued thereunder.

“Committee” means the Compensation Committee of the Board, or in its absence, the Board shall serve as the Committee.

“Bank” means Amalgamated Bank a New York non-member commercial bank and chartered trust company.

“Effective Date” means                          , 2020.

“Eligible Compensation” means the gross (before taxes and other authorized payroll deductions are withheld) total of all wages, salaries, commissions, overtime and bonuses received during the Offering Period, but shall not include (a) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Code Section 401(a) (other than amounts considered as employer contributions under Code Section 402(e)(3)) or nonqualified, (b) amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Code Section 422, (c) amounts realized at the time property described in Code Section 83 is freely transferable or no longer subject to a substantial risk of forfeiture, (d) amounts realized as a result of an election described in Code Section 83(b), and (e) amounts realized as a result of a disqualifying disposition within the meaning of Code Section 421(b).

“Eligible Employee” shall have the meaning set forth in Section 7.

“Enrollment Form” means the enrollment form (in writing or electronic) approved by the Committee on which the Participant gives notice of his or her election to participate in an Offering under the Plan.

“Excluded Class” means any or all of the following classes of employees: (a) employees who have been employed less than two (2) years; (b) highly compensated employees (within the meaning of Code Section 414(q)); or (c) highly compensated employees (within the meaning of Code Section 414(q)) with compensation above a certain designated level, who are officers, or who are subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934.

“Fair Market Value” of a share of Stock means, for a particular day:

(a) If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on that business day or, if no such sale takes place on that business day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange or, if no such closing prices are available for that day, the last reported sale price, regular way, on the composite tape of that exchange on the last business day before the date in question; or

(b) If subparagraph (a) does not apply and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by Nasdaq (or a similar system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on that business day or, if no such sale takes place on that business day, the average of the high bid and low asked prices so reported or, if no such prices are available for that day, the last reported sale price so reported on the last business day before the date in question; or

(c) If subparagraphs (a) and (b) do not apply and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by Nasdaq (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on that business day or, if no such prices are available for that day, the average of the high bid and low asked prices on the last business day before the date in question; or

(d) If subparagraphs (a)-(c) do not apply at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(e) If subparagraphs (a), (b) or (c) apply, but the volume of trading is so low that the Board determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of subparagraphs (a), (b), and (c).

“Grant Date” means the first day of an Offering Period.

“Offering” means the offer by the Bank during the designated Offering Period to permit Eligible Employees to elect to purchase shares of Stock at the designated Purchase Price.

“Offering Period” means the period specified by the Committee as described in Section 8.

“Participant” means each Eligible Employee who elects to participate in an Offering Period.

“Participating Affiliate” shall have the meaning set forth in Section 6.

“Plan” means this Amalgamated Bank Employee Stock Purchase Plan.

“Purchase Date” means the last day of an Offering Period.

“Purchase Price” means the per share price of Stock to be paid by each Participant on the Exercise Date for an Offering, which amount shall be designated by the Committee but shall never be less than eighty-five (85%) of the Fair Market Value of the Stock on the Purchase Date.

“Stock” means the authorized $0.01 par value common stock of the Bank, which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan.

“Subsidiary” means, with respect to the Bank, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Bank, and (ii) any partnership, limited liability company or other entity in which the Bank has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. For purposes of this definition, “owned” means a person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

4.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. Except to the extent that the full Board is serving as the Committee hereunder, the Committee shall be composed solely of three or more Non-Employee Directors, in accordance with Rule 16b-3 and shall act only by a majority of its members then in office. Subject to the provisions of the Plan, the Committee shall interpret and construe the Plan and all options granted under the Plan; shall make such rules as it deems necessary for the proper administration of the Plan; shall make all other determinations necessary or advisable for the administration of the Plan, including the determination of eligibility to participate in the Plan and the amount of a Participant’s option under the Plan; and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions as it deems appropriate, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive and binding on all parties. The Committee shall not be liable for any decision, determination or action taken or not taken in good faith in connection with the administration of the Plan. The Committee, in its discretion, may approve the use of a voice response system or on-line administration system through which Eligible Employees and the Committee may act under the Plan, as an alternative to written forms, notices and elections.

5.	STOCK SUBJECT TO THE PLAN.

Subject to the provisions of Section 13, the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed five hundred thousand (500,000) shares of Stock. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares of Stock which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

6.	PARTICIPATING AFFILIATE.

Each present and future parent and Subsidiary corporation of the Bank (within the meaning of Code Sections 424(e) and (f)) that is eligible by law to participate in the Plan shall be a “Participating Affiliate” during the period that such entity is such a parent or Subsidiary corporation; provided, however, that (a) the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Affiliate’s participation in the Plan, and (b) any foreign parent or Subsidiary corporation of the Bank shall be eligible to participate in the Plan only upon approval of the Committee. Any Participating Affiliate may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Transfer of employment among the Bank and Participating Affiliates (and among any other parent or Subsidiary corporation of the Bank) shall not be considered a termination of employment hereunder.

7.	ELIGIBILITY.

Any employee of the Bank or a Participating Affiliate (determined under Treasury Regulation section 1.421-1(h)) who satisfies all of the following requirements as of the applicable Grant Date (“Eligible Employee”) shall be eligible to participate in any Offering Period that begins on or after the first day of the next calendar quarter after all such requirements are met:

(a) The employee is customarily employed by the Bank and/or one or more Participating Companies at least twenty (20) hours per week and at least five (5) months per year; and

(b) The employee does not, immediately after the option is granted, own stock possessing five-percent (5%) or more of the total combined voting power or value of all classes of stock of the Bank or of a parent or Subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code); and

(c) The employee is not within one (1) or more Excluded Categories that the Committee has designated (in writing or electronically) as being ineligible to participate in the Offering.

8.	OFFERING.

(a) Offering Period. The Committee shall designate (in writing or electronically) one or more Offering Periods during which the Bank will offer options to Eligible Employees to purchase shares of Stock under this Plan, which designation shall be incorporated by reference into the Plan. An Offering Period may have any length between one (1) month and one (1) year. Offering Periods may be alternative, concurrent, sequential or overlapping, and need not have the same duration, commencing or ending dates, or Purchase Prices; provided, however, all Eligible Employees who are eligible to purchase shares of Stock during an Offering Period shall have the same rights and privileges with respect to that Offering Period.

(b) Election to Participate. Each Eligible Employee who elects to participate in an Offering (a “Participant”) shall deliver to the Bank, within the time period designated by the Committee, an Enrollment Form (in writing or electronic) approved by the Committee, on which the Participant will give notice of his or her election to participate in the Plan as of the next following Grant Date, and the percentage or specific amount (as determined by the Committee) of his or her Eligible Compensation to be deducted for each pay period during the Offering Period and credited to a book entry account established in his or her name. The designated percentage or specific amount of a Participant’s Eligible Compensation to be deducted for each pay period during an Offering Period may not be less than one-percent (1%) or greater than (i) twenty-five-percent (25%) of the amount of Eligible Compensation (after taxes and any other authorized payroll deductions are withheld) from which the deduction is made; or (ii) an amount which will result in non-compliance with the annual limitations stated in Section 8(d) below. The Committee may adopt a procedure pursuant to which a Participant who has elected to participate in an Offering shall be deemed to have made the same election for each subsequent Offering for which he or she is eligible, unless and until the Participant cancels his or her election as described in Section 8(e) below.

(c) Payment for Shares. A Participant may elect to purchase shares of Stock during an Offering Period only by means of payroll deduction.

(d) Annual Limitations. No Eligible Employee shall be granted an option under the Plan to purchase Stock to the extent such grant would permit his or her rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Bank and its parent and Subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds, in any one calendar year in which any such option granted to such Eligible Employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code), the lesser of (i) $25,000 in Fair Market Value of Stock (determined in accordance with Section 8(b) at the time the option is granted), or (ii) fifteen percent (15%) of the Participant’s Eligible Compensation (determined at the time the option is granted).

(e) Cancellation of Election. Any Participant may cancel his or her election made for an Offering Period at any time prior to thirty (30) days before the Purchase Date for that Offering Period. Partial withdrawals shall not be permitted. A Participant who wishes to cancel his or her election must timely deliver (in writing or electronically) to the Bank a Cancellation Notice in the form approved by the Committee. The Bank, promptly following the time when the such Cancellation Notice is delivered, shall refund to the Participant the amount of the cash balance in his or her account under the Plan and shall cancel the Participant’s payroll deduction authorization and his or her interest in unexercised options under the Plan shall terminate. A Participant who cancels his or her election shall not be eligible to participate in the Plan during the then current Offering Period, but shall be eligible to participate again in the Plan in a subsequent Offering Period (provided that the Participant is otherwise eligible to participate in the Plan at such time and complies with the enrollment procedures).

(f) Termination of Employment. If the employment of a Participant terminates for any reason (including death), his or her election made for the current Offering Period and his or her participation in the Plan shall terminate as of the date of termination of employment; provided, however, if such termination occurs within the last two (2) weeks of the Offering Period, the Participant’s participation shall not terminate until the end of the Offering Period after his or her Plan account has been applied toward the purchase of shares of Stock for such Offering Period. The Bank shall refund to the Participant the amount of the cash balance in his or her account under the Plan, and no further shares of Stock will be purchased under the Plan.

(g) Leaves of Absence. For purposes of this Plan, the Participant’s employment will be treated as continuing while the Participant is on military, sick leave or other bona fide leave of absence if such leave does not exceed ninety (90) days or, if longer, such period during which the Participant continues to be guaranteed reemployment rights by statute or contract as described in Treasury Regulation §1.421-7(h)(2). If a Participant takes an unpaid leave of absence, then such Participant may not make additional contributions under the Plan while on such unpaid leave of absence (except to the extent of any Eligible Compensation paid during such leave), but any payroll deductions already taken during the applicable Offering Period shall be applied to exercise options on the next following Purchase Date, unless cancelled pursuant to Section 8(e) or (f) above.

9.	PURCHASE OF STOCK.

On the Purchase Date at the end of an Offering Period, each Participant in the Offering, automatically and without any act on his or her part, shall be deemed to have exercised his or her option to purchase whole shares of Stock at the Purchase Price designated by the Committee for such Offering. The number of whole shares of Stock to be purchased by a Participant shall be the total payroll deductions withheld on behalf of such Participant during the Offering Period divided by the Purchase Price of the Stock. To the extent that, after the purchase of the maximum number of whole shares of Stock permitted under the Plan with respect to an Offering Period, there is cash remaining in the Participant’s Plan account, the Bank shall as soon as practicable issue the Participant a check for such amount.

10.	DELIVERY OF SHARE CERTIFICATES.

As soon as practicable after each Purchase Date, the Bank shall issue one or more certificates representing the total number of whole shares of Stock purchased by all Participants during such Offering Period. Any such certificate shall be held by the Bank (or its agent) and may be held in street name. If the Bank issues a certificate representing the shares of more than one Participant, the Bank shall keep accurate records of the beneficial interests of each Participant in each such certificate by means of a Bank stock account. Each Participant shall be provided with such periodic statements as may be directed by the Committee reflecting all activity in any such Bank stock account. In the event the Bank is required to obtain from any commission or agency the authority to issue any such certificate, the Bank shall seek to obtain such authority. Inability of the Bank to obtain from any such commission or agency the authority which counsel for the Bank deems necessary for the lawful issuance of any such certificate shall relieve the Bank from liability to any Participant in the Plan except to return to him or her the amount of the balance in his or her account. A Participant may, on the form approved by the Committee, request the Bank to deliver to such Participant a certificate issued in his or her name representing all or a part of the aggregate whole number of shares of Stock then held by the Bank on his or her behalf under the Plan. Further, as soon as administratively practicable following the termination of a Participant’s employment with the Bank and its parent or Subsidiary corporations for any reason, the Bank shall deliver to such Participant a certificate issued in his or her name representing the aggregate whole number of shares of Stock then held by the Bank on his or her behalf under the Plan. Neither the Bank nor the Committee shall have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this Section 10.

While shares of Stock are held by the Bank (or its agent), such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Participant who has purchased such shares; provided, however, that such restriction shall not apply to the transfer of such shares of Stock pursuant to (a) a plan of reorganization of the Bank (but the stock, securities or other property received in exchange therefor shall be held by the Bank pursuant to the provisions hereof), or (b) a divorce (subject to the holding period requirements described in Section 11 below).

11.	HOLDING PERIOD.

Subject to the Bank’s Stock Ownership Policy for Executives, a Participant may not dispose of (in any manner including assignment or hypothecation) shares of Stock acquired under this Plan until six (6) months following the Grant Date of such shares (the “Holding Period”); provided, however, this Holding Period may expire on an earlier date to the extent that the Committee determines, in its sole discretion, that the Participant would qualify for a hardship distribution from the Bank’s 401(k) Plan. Upon the expiration of the Holding Period for any share of Stock, the Participant may dispose of such Stock as long as such disposition complies with all applicable securities laws.

While the Plan requires only a 6-month Holding Period, each Participant may be required to hold his or her shares of Stock acquired through this Plan until the later of twelve (12) months following their Purchase Date or twenty-four (24) months following their Grant Date, if the Participant desires to achieve capital gains treatment with respect to any gain. To the extent that the Company or any of its Subsidiaries or affiliates is required to withhold federal, state or any other taxes in connection with a Participant’s participation in this Plan, the Participant consents to the Company or such Subsidiary or affiliate deducting such amount from any compensation due to such Participant by the Company or such Subsidiary or affiliate. Notwithstanding the foregoing, each Participant remains solely responsible for all taxes due with respect to his or her participation in the Plan.

12.	INSUFFICIENCY OF SHARES AVAILABLE FOR ISSUANCE.

If the total number of shares of Stock remaining available for issuance pursuant to Section 5 is less than the total number of shares of Stock that has been elected by Participants to be purchased for a given Offering Period, after application of the limitations in Sections 8(b), (d) and (f) (but not this Section 8(e)) (the “Total Share Limit”), then the number of shares of Stock that could otherwise be acquired by each Participant for the given Offering Period shall be reduced proportionately based on the ratio that such available shares bears such total shares elected to be purchased by all Participants with respect to such Offering Period.

13.	RESTRICTION UPON ASSIGNMENT.

An Eligible Employee rights under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. An Eligible Employee’s option to purchase shares of Stock shall be exercisable, during the Participant’s lifetime, only by the Eligible Employee to whom it was granted. The Bank shall not recognize any assignment or purported assignment by an Eligible Employee of his or her option or of any rights under his or her option, and any such attempt may be treated by the Bank as an election to withdraw from the Plan. Notwithstanding the foregoing, a Participant may file a written designation of a beneficiary who is to receive any shares of Stock and cash in the Participant’s Plan account in the event of such Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice during Participant’s lifetime. Upon the death of a Participant and upon receipt by the Bank of proof of the identity and existence of a beneficiary validly designated by him or her under the Plan, the Bank shall deliver such shares and cash to such beneficiary. In the event of the death of the Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Bank shall deliver such shares of Stock and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Bank) the Bank shall deliver such shares of Stock and cash to the applicable court having jurisdiction over the administration of such estate. No designated beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares or Stock or cash credited to the Participant under the Plan.

14.	NO STOCKHOLDER RIGHTS.

A Participant shall not have any rights or privileges of a stockholder until the Bank has issued a certificate for shares of Stock to the Participant following the applicable Purchase Date. With respect to a Participant’s Stock that has been issued but is held by the Bank (or its agent) pursuant to Section 10, the Bank shall, as soon as practicable and in accordance with applicable law, pay the Participant any cash dividends attributable thereto and facilitate the Participant’s voting rights attributable thereto.

15.	CLAWBACK/RECOVERY.

All shares of Stock purchased under the Plan will be subject to clawback, recovery, or recoupment, as determined by the Committee in its sole discretion, (a) as provided in the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by the Bank from time to time and applicable to all officers of the Bank on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Bank, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, New York Banking Law, federal banking law or other applicable law, (c) to the extent that the Committee determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to the Bank, or the Participant’s termination with the Bank or its Subsidiaries is for Cause, and/or (d) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies). No recovery of compensation under this Section will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Bank or any of its Subsidiaries.

16.	CHANGES IN STOCK; ADJUSTMENTS.

Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Committee to appropriately adjust the number of shares of Stock subject to the Plan, the minimum and maximum number of shares that may be purchased hereunder, and the number and Purchase Price of shares available for purchase and elections made to purchase such shares during the current Offering Period.

Upon the occurrence of a Change in Control, unless a surviving corporation assumes or substitutes new options to purchase (within the meaning of Code Section 424(a)) for all options to purchase shares of Stock then outstanding or the Committee elects to continue the options to purchase shares of Stock then outstanding without change, the Purchase Date for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such Change in Control.

17.	USE OF FUNDS; NO INTEREST PAID.

All funds received or held by the Bank under the Plan shall be included in the general funds of the Bank free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any Participant or credited to his or her account under the Plan.

18.	AMENDMENT OR TERMINATION THE PLAN.

The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Committee shall have the right to alter or amend the Plan or any part thereof, from time to time without the approval of the stockholders of the Bank; provided, that no change in any option theretofore granted, other than a change determined by the Committee to be necessary to comply with applicable law, may be made which would impair the rights of the Participant without the consent of such Participant; and provided, further, that the Committee may not make any alteration or amendment, without the approval of the stockholders of the Bank, which would (i) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), (ii) change the class of individuals eligible to receive options under the Plan, or (iii) cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code.

Unless earlier terminated by the Board, the Plan shall automatically terminate on, and no further Offering Periods shall begin ten (10) years after its Effective Date; provided, however, no termination of the Plan, other than to the extent that the Board determines is necessary or advisable to comply with applicable U.S. or foreign laws, shall adversely affect in any material way any option previously granted under the Plan, without the written (or electronic) consent of the Participant who has elected to purchase shares pursuant to such option. No further options to purchase may be granted under the Plan after the Plan is terminated.

19.	SECURITIES LAWS.

The Bank shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Bank or the Committee deems applicable and, in the opinion of legal counsel for the Bank, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Bank’s policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.

The Committee may cause the Stock certificates issued under the Plan to bear such legend or legends, and the Committee may take such other actions, as it deems appropriate in order to reflect the provisions of Section 10 and 11 and to assure compliance with applicable securities laws.

20.	NO RESTRICTION ON CORPORATE ACTION.

Nothing contained in the Plan shall be construed to prevent the Bank or any parent or Subsidiary from taking any corporate action which is deemed by the Bank or such parent or Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any grant made under the Plan. No employee, beneficiary or other person shall have any claim against the Bank or any parent or Subsidiary as a result of any such action.

21.	ELECTRONIC DELIVERY.

Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly with the FDIC’s Securities Exchange Act Filings System (or any successor website thereto) or posted on the Bank’s intranet (or other shared electronic medium controlled by the Bank to which the Participant has access).

22.	CHOICE OF LAW.

The law of the State of New York will govern all questions concerning the construction, validity and interpretation of this Plan and all payments hereunder, without regard to that state’s conflict of laws rules.

23.	SEVERABILITY.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Adopted this      day of             , 2020.

AMALGAMATED BANK

By:

Name:

Title:

See enclosed proxy card and additional definitive proxy soliciting materials.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E98424-P34293 3. To approve the adoption of an amended and restated Organization Certificate of the Bank to add (a) a provision describing our business purpose, and (b) a provision that requires our directors, when discharging his or her duties, to consider the effects of any action or inaction on other stakeholders in addition to Amalgamated Bank; 2. To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020; 4. To approve the Amalgamated Bank Employee Stock Purchase Plan; 5. To conduct a non-binding, advisory vote on the compensation of the Bank’s Named Executive Officers. For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! AMALGAMATED BANK 275 SEVENTH AVENUE NEW YORK, NY 10001 1g. Election of Julie Kelly 1i. Election of Keith Mestrich 1j. Election of Robert Romasco 1e. Election of Robert Dinerstein 1a. Election of Lynne Fox 1b. Election of Donald Bouffard, Jr. 1d. Election of Patricia Diaz Dennis 1c. Election of Maryann Bruce 1f. Election of Mark A. Finser 1h. Election of John McDonagh AMALGAMATED BANK The Board of Directors recommends you vote FOR the following proposals: 1. To elect 12 directors to our board of directors each to serve until the Annual Meeting of Stockholders to be held in 2021 or until that person’s successor is duly elected and qualified; Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1k. Election of Edgar Romney, Sr. 1l. Election of Stephen R. Sleigh NOTE-This proxy may be revoked at the pleasure of the stockholder executing it at any time before the authority granted hereby is exercised in accordance with Section 6009 of the New York Banking Law. ! ! ! VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

E98425-P34293 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. AMALGAMATED BANK Annual Meeting of Stockholders April 29, 2020 9:00 AM (ET) This proxy is solicited by the Board of Directors The undersigned does her eby constitute and appoint Adele Hogan and Kay A. Gordon, and each of them, attorneys with the full power of substitution to each, for and in the name of the undersigned to vote all shares of Class A common stock of Amalgamated Bank (the “Bank”) held of record on March 11, 2020 by the undersigned, at the 2020 Annual Meeting of Stockholders, to be held at the Bank at 275 Seventh Avenue, 12th floor conference room, New York, NY 10001, on April 29, 2020, at 9:00 AM (ET) and at any adjournment or postponement of the meeting, for the purposes more fully described in the Notice of Annual Meeting of Stockholders, with all the powers the undersigned would possess if personally present. The signing stockholder acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and directs the proxies to vote as follows on the matters described in the Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment or postponement of it, as provided in the Proxy Statement. Only holders of record on March 11, 2020 of Class A common stock are entitled to vote on the matters described in the Notice of Annual Meeting and Proxy Statement. This proxy, when properly executed, will be voted in the manner described herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

AMALGAMATED BANK *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 29, 2020. AMALGAMATED BANK 275 SEVENTH AVENUE NEW YORK, NY 10001 See the reverse side of this notice to obtain proxy materials and voting instructions. E01711-P34293 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials, which contain important information and are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: Annual Meeting For holders as of: March 11, 2020 Date: April 29, 2020 Time: 9:00 AM (ET) Location: 275 Seventh Avenue 12th Floor Conference Room New York, New York, 10001

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT                 ANNUAL REPORT
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Voting Items
The Board of Directors recommends you vote FOR
the following proposals:
1.   To elect 12 directors to our board of directors each to serve until the Annual Meeting of Stockholders to be held in 2021 or until that person’s successor is duly elected and qualified;
1a.   Election of Lynne Fox
1b.   Election of Donald Bouffard, Jr.
1c.   Election of Maryann Bruce
1d.   Election of Patricia Diaz Dennis
1e.   Election of Robert Dinerstein
1f.   Election of Mark A. Finser
1g.   Election of Julie Kelly
1h.   Election of John McDonagh
1i.   Election of Keith Mestrich
1j.   Election of Robert Romasco
1k.   Election of Edgar Romney, Sr.
1l.  Election of Stephen R. Sleigh
2. To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020;
3. To approve the adoption of an amended and restated Organization Certificate of the Bank to add (a) a provision describing our business purpose, and (b) a provision that requires our directors, when discharging his or her duties, to consider the effects of any action or inaction on other stakeholders in addition to Amalgamated Bank;
4. To approve the Amalgamated Bank Employee Stock Purchase Plan;
5. To conduct a non-binding, advisory vote on the compensation of the Bank’s Named Executive Officers.
NOTE-This proxy may be revoked at the pleasure of the stockholder executing it at any time before the authority granted hereby is exercised in accordance with Section 6009 of the New York Banking Law. These items of business are more fully described in the proxy statement.
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2019 ANNUAL REPORT

DEAR STAKEHOLDERS,

As we near the centennial of our founding, we are provided a unique and powerful vantage point. One where we can look back at the many accomplishments that have defined our story and built our reputation, while also holding a thoughtful, innovative vision for the future.

It is this perspective and experience which provides us with confidence in an environment like what we face today as we work together to stop the spread of the coronavirus. Over our long and rich history, we have faced many challenges and our focus has remained the same — ensure the safety, health and well-being of our employees, customers and the communities that we serve.

This was at the center of our founding when the leaders of the Amalgamated Clothing Workers of America decided to launch a financial institution that would support working families, a simple idea that grew into a powerful principle for the 20th century: that the financial system should be open and accessible to all.

Over the last several years of growth, we have doubled down on our mission and the belief that socially conscious businesses need a financial partner who shares in their mission while offering the ability to leverage their impact through a values-driven lending strategy.

Today, clients seek our services on a daily basis, with the understanding that they can expect the same services larger financial institutions offer, with the differentiation that only Amalgamated provides as we align their money with their values. By supporting our clients’ financial needs, we are contributing to the change they wish to see in the world.

Our 2019 financial results are proof that our mission aligned strategy is clearly resonating in the market as we reached several new milestones this past year — surpassing $5 billion in assets, growing interest earning assets by 13.6%, and delivering deposit growth of $535.7 million or 13%, all of which positions us to reach new success in 2020.

Other notable achievements include:

•	33% increase in quarterly dividend to $0.08 per share

•	Net income of $47.2 million, as compared to $44.7 million, for the full year of 2018

•	Strong loan growth achieved while derisking the loan portfolio to prepare for a more uncertain economic environment

•	Recipient of EuroMoney’s Award for Corporate Social Responsibility in North America and Forbes Best Bank in California

Looking to the year ahead, we are excited about all the opportunities that we’re leaning into:

First, we see an opportunity to grow our Trust business and have entered into an agreement with Invesco in an effort to more effectively deliver the investment management funds that are currently on our platform and to expand our offerings. By joining Invesco, our clients will benefit from the breadth and depth of Invesco’s passive equity, fixed income, and alternative investment capabilities. This enhanced product offering and distribution capability will help accelerate our Trust business’ growth and improve its profitability.

Second, we are working to expand our geographic reach through our strategy of opening commercial banking offices, beginning in Boston and Los Angeles. In order to tap into the large opportunity that we see in these attractive markets, we are currently recruiting bankers and securing commercial office space with the goal of having our Boston office fully functioning by the end of the second quarter and Los Angeles in the second half of the year.

And third, we are increasing our ESG product offerings given the large market opportunity that exists as Amalgamated continues to be the banking partner of choice for individuals and companies who share our strong values and mission. As a values-based bank, we are excited about the opportunity to provide our clients with a wide array of products that align with their socially responsible standards and are investing to expand our product set.

2019 proved to be a year where our reputation as America’s socially responsible bank became more widely recognized in the market. We were profiled by multiple media outlets and made news with our efforts to advocate and speak out on issues impacting our world. We are eager to keep this momentum into 2020, reach new milestones, and grow our Amalgamated family.

Our employees, clients, allies, and the union have all contributed to the success of Amalgamated over the last year, and we are grateful to everyone’s continued dedication to our vision of banking that furthers economic, social and environmental justice.

Lynne Fox Chair of the Board	Keith Mestrich President and CEO

CORPORATE INFORMATION

BOARD OF DIRECTORS

Lynne P. Fox, Chair International President, Workers United Donald E. Bouffard, Jr. Former Partner, Crowe LLP Maryann Bruce Former President, Evergreen Investments Services, Inc.

Patricia Diaz Dennis

Former Senior Vice President and Assistant General Counsel,
AT&T (retired)

Robert C. Dinerstein

Chair, Veracity Worldwide

Mark A. Finser

Former Chair of the Boards of New Resource Bank and RSF Social Finance

Julie Kelly

General Manager,
New York-New Jersey
Joint Board of Workers United

Keith Mestrich

President and Chief Executive Officer, Amalgamated Bank

John McDonagh

Former Managing Director, Global Special Credit Group, JPMorgan Chase Bank N.A.

Robert G. Romasco Former Senior Vice President, QVC, Inc. Edgar Romney, Sr. Secretary-Treasurer, Workers United Stephen R. Sleigh President, Sleigh Strategy, LLC

SENIOR MANAGEMENT TEAM

Keith Mestrich

President

Chief Executive Officer

Dixiana Berrios

Executive Vice President
Director of Operations

Sam Brown

Executive Vice President
Director of Commercial Banking

Molly Culhane

Senior Vice President
Mid-Atlantic Regional Director

Jason Darby

Executive Vice President
Chief Accounting Officer

Barbara Kissner

Executive Vice President
Chief Information Officer

Andrew LaBenne

Senior Executive Vice President Chief Financial Officer

Jim Lingberg

Senior Vice President
Chief Trust Officer

Martin Murrell

Senior Executive Vice President Chief Operating Officer

Peter Neiman

Executive Vice President
Chief Marketing Officer

Mark Pappas

Executive Vice President
Chief Risk Officer

James Paul

Executive Vice President
Chief Administrative Officer

Arthur Prusan

Executive Vice President
Chief Credit Risk Officer

Edgar Romney

Senior Vice President
Northeast Regional Director

Deborah Silodor

Executive Vice President
General Counsel

Nina Webster Senior Vice President Western Regional Director Sherry Williams Executive Vice President Chief Audit Officer Tanisa Williams Senior Vice President Director of Human Resources

Independent Auditors KPMG LLP New York, New York Legal Counsel Nelson Mullins Riley & Scarborough LLP New York, New York

Stock Exchange

Amalgamated Bank’s Class A common stock is listed for trading on The Nasdaq Stock Market under the ticker symbol “AMAL”

Stock Transfer Agent

American Stock Transfer & Trust Company, LLC
Brooklyn, New York

Notice of Annual Meeting

The Annual Meeting of Stockholders of
Amalgamated Bank will be held on Wednesday April 29, 2020
at 9:00 a.m. Eastern Time.

Investor Relations

For further information about Amalgamated Bank, please visit amalgamatedbank.com

Or contact: Investor Relations (800) 895-4172 shareholderrelations@ amalgamatedbank.com

275 Seventh Avenue New York, NY 10001 (212) 895-8988 amalgamatedbank.com C 2020 Amalgamated Bank. All rights reserved. Member FDIC. Equal Opportunity Lender. Global Alliance for Banking on Values Certified Corporation